SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X| Filed by a Party other than the Registrant |_| Check the appropriate box:

|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                          MICROWARE SYSTEMS CORPORATION
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

| |  No fee required.

|X|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          Common Stock, no par value
     (2)  Aggregate number of securities to which transaction applies:
          19,168,155
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          $0.68 per share
     (4)  Proposed maximum aggregate value of transaction:
          $13,034,345
     (5)  Total fee paid:
          $2,607

|X|  Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

                          Microware Systems Corporation
                                   ----------
                              1500 NW 118th Street
                             Des Moines, Iowa 50325

                    Notice of Special Meeting of Shareholders

                                 August 16, 2001

To the Shareholders of Microware:

     A Special Meeting of Shareholders of Microware Systems Corporation ("Microware") will be held at the offices of D'Ancona & Pflaum LLC, 111 East Wacker Drive, Suite 200, Chicago, IL 60601, at 8:00 a.m. Central Daylight Time, on Monday, August 27, 2001, for the following purposes:

     1. To consider and vote on a proposal to approve and adopt the merger agreement, including the plan of merger, among Microware, RadiSys Corporation ("RadiSys"), and a wholly owned subsidiary of RadiSys. At the effective time of the merger, each share of common stock of Microware will be automatically converted into the right to receive a cash payment of $0.68 and Microware will become a wholly owned subsidiary of RadiSys.

     2. To transact any other business that may properly come before the meeting or any adjournment.

     The merger will constitute the second and final step of the acquisition of Microware by RadiSys. The first step was a tender offer commenced by RadiSys through its subsidiary on July 5, 2001, for all of the outstanding shares of Microware common stock at a purchase price of $0.68 per share, net to the seller in cash. Pursuant to the offer, which expired on August 10, 2001, RadiSys' subsidiary purchased 15,896,533 shares of Microware common stock (assuming that all 56,740 shares subject to notices of guaranteed delivery as of August 10, 2001 were tendered), which represents approximately 83% of the shares outstanding on that date.

     If the merger is completed, holders of shares of Microware common stock who do not vote in favor of approval and adoption of the merger agreement and who otherwise comply with the requirements of Division XIII of the Iowa Business Corporations Act (a copy of which can be found in Annex B of the attached proxy statement) will be entitled to receive payment for their shares as may be determined to be due under Division XIII.

     Microware's board of directors has determined the terms of the merger agreement are fair to, and in the best interests of, Microware's shareholders. The board of directors has approved the merger agreement and the merger and unanimously recommends that you vote "FOR" approval of the merger agreement and the merger.

     The enclosed proxy statement contains more detailed information about the special meeting and the merger, including a copy of the merger agreement.

     You are invited to attend the special meeting in person. Whether or not you expect to be present in person at the meeting, please mark, date, sign and return the enclosed proxy in the envelope provided.


                                        By Order of the Board of Directors


                                        /s/  GEORGE E. LEONARD
                                        -----------------------
                                        GEORGE E. LEONARD
                                        SECRETARY

                          Microware Systems Corporation
                              1500 NW 118th Street
                             Des Moines, Iowa 50325

                                   ----------

                      2001 Special Meeting of Shareholders
                                 August 27, 2001

                                   ----------

                                 Proxy Statement
                                     General

     This proxy statement and the accompanying proxy are furnished to shareholders of Microware Systems Corporation ("Microware") in connection with the solicitation of proxies by Microware's board of directors for use at the 2001 Special Meeting of Shareholders (the "Meeting") to be held at the offices of D'Ancona & Pflaum LLC, 111 East Wacker Drive, Suite 2800, Chicago, IL 60601, at 8:00 a.m. Central Daylight Time, on Monday, August 27, 2001, to consider and vote on a proposal to approve and adopt a merger agreement, including a plan of merger, among Microware, RadiSys Corporation ("RadiSys"), and a wholly owned subsidiary of RadiSys, and to transact any other business that may properly come before the meeting. This proxy statement and the form of proxy included herewith are expected to be mailed to shareholders on or about August 16, 2001.

     Shareholders of record at the close of business on August 15, 2001 are entitled to notice of and to vote at the Meeting. On that date 19,200,814 shares of Microware common stock, no par value (the "Common Stock") were outstanding, of which RadiSys and its affiliates owned an aggregate of 15,896,533 shares (assuming that all 56,740 shares subject to notices of guaranteed delivery as of August 10, 2001 were tendered), representing approximately 83% of all shares outstanding. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Meeting is necessary to constitute a quorum. In deciding all questions, each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share held at the record date. Because RadiSys and its affiliates own a majority of the shares outstanding and entitled to vote at the Meeting, RadiSys can cause the merger to occur even if no other shareholders are present, whether in person or by proxy, or vote at the Meeting.

     Votes cast by proxy or in person at the Meeting will be tabulated by the election supervisor appointed for the Meeting and will determine whether or not a quorum is present. Neither Microware's Articles of Incorporation, By-laws nor Iowa law determines the treatment and effect of abstentions and broker non-votes. The election inspectors will treat abstentions as shares that are present and entitled to vote but as not voted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to specific shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     Properly executed proxies will be voted in the manner directed by the shareholders. If no direction is made, the proxies will be voted for approval of the merger agreement and the merger. Any proxy may be revoked by the shareholder at any time before the voting of the proxy by written notice to the Secretary of Microware, either before the Meeting (at the above address) or at the Meeting if the shareholder attends in person. A later dated proxy will revoke a prior dated proxy. As of the date of this proxy statement, the board of directors knows of no other business that will be presented for consideration at the Meeting. If other proper matters are presented at the Meeting, however, it is the intention of the proxy holders named in the enclosed form of proxy to take actions that will be in accordance with their best judgment.

                               Summary Term Sheet

This summary term sheet highlights selected information from this proxy statement and may not contain all information that is important to you. A more complete description of the terms of the merger is contained in the proxy statement and a copy of the merger agreement is attached as Annex C. We encourage you to read the merger agreement. It is the legal document that governs the merger.

o The transaction you are being asked to approve is the merger of Drake Merger Sub, Inc., ("Drake Merger Sub") a wholly owned subsidiary of RadiSys Corporation, with and into Microware, on the terms set forth in the Agreement and Plan of Merger dated June 29, 2001, among Radisys, Drake Merger Sub, and Microware.

o Drake Merger Sub is a wholly owned subsidiary of RadiSys created to facilitate RadiSys' acquisition of Microware. Drake Merger Sub has conducted no business other than in connection with the offer for Microware shares and the merger. RadiSys is a leading independent provider of building blocks enabling next-generation Internet and communications systems. See "The Parties to the Merger - Information concerning RadiSys and Drake Merger Sub."

o Microware develops, markets and supports sophisticated real-time operating system software, network and communications software and development tools for the embedded systems, communications and consumer products markets. See "The Parties to the Merger - Information concerning Microware."

o The merger is the second and final step of the acquisition of Microware by RadiSys. The first step was a tender offer commenced by RadiSys through Drake Merger Sub on July 5, 2001, for all of the outstanding shares of Common Stock for $0.68 per share, net to the seller in cash. Under the offer, Drake Merger Sub purchased 15,896,533 shares (assuming that all 56,740 shares subject to notices of guaranteed delivery as of August 10, 2001 were tendered), representing approximately 83% of the outstanding shares of Common Stock. The merger is being completed so that RadiSys will acquire all remaining outstanding Common Stock. Following the merger, Microware will be a wholly owned subsidiary of RadiSys. See "The Merger and to Merger Agreement - Background of the Offer and the Merger."

o The merger agreement may be terminated before completion of the merger by mutual agreement of the parties to the merger agreement or by one of the parties acting independently if specific events occur. See "The Merger and the Merger Agreement - The Merger Agreement."

o Completion of the merger is subject only to approval of the merger agreement by a majority of Microware's shareholders and other customary closing conditions, including the absence of any action by a governmental authority to restrict or prevent completion of the merger. All other conditions have been met or waived by RadiSys. See "The Merger and the Merger Agreement - The Merger Agreement."

o When the merger occurs, each of your shares of Common Stock will be automatically converted into the right to receive $0.68, net to you in cash, without interest from the date of the merger. Following the merger you will have no equity interest in, and will not share in future earnings, dividends or growth of, Microware. See "The Merger and the Merger Agreement
     - The Merger Agreement."

o If the merger is completed, the conversion of your shares into cash will be a taxable transaction. Because of the complexities of the tax laws, you are advised to consult your own tax advisors concerning the tax consequences of the merger. See "The Merger and the Merger Agreement - Certain United States federal income tax consequences of the Merger."

o You should not mail certificates representing your shares to Microware at this time. Following the merger, a letter of transmittal for use in surrendering share certificates and obtaining payment for surrendered Microware shares will be mailed you. See "Surrender of Certificates and Payment Procedures."

o The total cost of Drake Merger Sub's acquisition of all of the outstanding shares of Microware will be approximately $16.5 million. RadiSys has provided a portion of these funds to Drake Merger Sub from cash held by RadiSys in various accounts. RadiSys has sufficient financial resources to purchase shares in the merger and RadiSys has fully and unconditionally guaranteed the merger. As of June 30, 2001, RadiSys had over $60 million in cash and cash equivalents and over $63 million in short term investments. The merger is not conditioned on any financing arrangements. See "The Merger and the Merger Agreement - Source and amount of funds."

o Microware's board of directors has determined that the merger is fair to, and in the best interest of, Microware's shareholders and recommends you vote to approve the merger agreement and the merger. See "The Merger and the Merger Agreement - Recommendations and reasons of Microware's board." Because RadiSys indirectly owns approximately 83% of the outstanding Microware shares, however, it can cause the merger to occur without any other shareholder's vote or presence at the Meeting.

o The board's recommendation is based in part on the opinion of Houlihan Lokey Howard & Zukin Capital Inc., Microware's financial advisor, that the consideration to be received by the shareholders of Microware in the offer and the merger is fair to the shareholders from a financial point of view. See "The Merger and the Merger Agreement - Opinion of financial advisor to Microware's board" and Annex A.

o Under Iowa law, you may exercise dissenters' rights in connection with the merger. If you comply with the provisions of Division XIII of the Iowa Business Corporations Act, you will be entitled to receive payment for the fair value of your shares as determined under Division XIII. See "Dissenters' Rights" and Annex B.

                                TABLE OF CONTENTS

Summary term sheet.............................................................i

Proxy Statement................................................................1

Questions and answers about the Merger.........................................1

The Meeting....................................................................4
   Time, place, date...........................................................4
   Purpose of the Meeting......................................................4
   Record date; Quorum; Outstanding shares entitled to vote; Proxies...........4
   Vote required...............................................................5

The Merger and the Merger Agreement............................................5
   Background of the Offer and the Merger......................................5
   Change of control...........................................................8
   Purpose of the Merger.......................................................8
   The Merger Agreement........................................................9
   Source and amount of funds.................................................17
   Regulatory and other approvals.............................................17
   Delisting of Microware shares .............................................17
   Certain United States federal income tax consequences of the Merger........18
   Recommendation and reasons of Microware's board............................19
   Opinion of financial advisors to Microware's board.........................20

The Parties to the Merger.....................................................25
   Information concerning Microware...........................................25
   Information concerning RadiSys and Drake Merger Sub........................25
   Additional available information...........................................26

Surrender of Certificates and Payment Procedures..............................26

Dissenters' rights............................................................27

Holdings of Shareholders, Directors and Executive Officers....................27

Interests of Various Persons in the Merger....................................28
   Stock options and warrants.................................................28
   Employment agreement with George E. Leonard................................29
   Indemnification of Microware directors and officers........................29
   Insurance for Microware directors and officers.............................29

Other Matters.................................................................30
   Cost of solicitation.......................................................30
   Proposals of security holders..............................................30


Annex A - Opinion of Houlihan Lokey Howard & Zukin Capital, Inc.
Annex B - Division XIII of the Iowa Business Corporations Act relating to dissenters' rights
Annex C - The Merger Agreement

                                 Proxy Statement

     This proxy statement pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, is being filed by Microware in connection with the proposed merger of Drake Merger Sub, a wholly owned subsidiary of RadiSys, with and into Microware (the "Merger") pursuant to an Agreement and Plan of Merger dated June 29, 2001 (the "Merger Agreement"). Following the effective time of the Merger, Microware will continue as a wholly owned subsidiary of RadiSys.

     The Merger is the second and final step of the acquisition of Microware by RadiSys. The first step was a tender offer commenced by RadiSys through Drake Merger Sub on July 5, 2001, for all of the outstanding shares of Common Stock for $0.68 per share, net to the seller in cash (the "Offer"). Under the Offer, Drake Merger Sub purchased 15,896,533 shares (assuming that all 56,740 shares subject to notices of guaranteed delivery as of August 10, 2001 were tendered), representing approximately 83% of the outstanding shares of Common Stock. The Merger is being completed so that RadiSys will acquire all remaining outstanding shares of Common Stock. Following the Merger, Microware will be a wholly owned subsidiary of RadiSys.

     A copy of the Merger Agreement is included in this proxy statement as Annex C.

     The following are some questions you, as a shareholder of Microware, may have, and the answers to those questions. We urge you to read the remainder of this proxy statement carefully because the information provided in this summary is not complete and additional important information is contained in the remainder of this proxy statement and the annexes to this proxy statement.

                     Questions and Answers About the Merger

When and where is the special meeting?

     Microware will hold a special meeting of shareholders on August 27, 2001, at 8:00 a.m., Central Daylight Time, at the offices of D'Ancona & Pflaum LLC, 111 East Wacker Drive, Suite 2800, Chicago, IL 60601. See "The Meeting."

Is my vote required to approve the Merger?

     No. The affirmative vote of a majority of the votes entitled to be cast by the holders of all outstanding shares as of the record date will be required to approve and adopt the Merger Agreement. RadiSys and its affiliates have agreed to vote all of the shares they own in favor of the approval and adoption of the Merger Agreement. Because RadiSys and its affiliates own approximately 83% of the outstanding shares on the record date, approval and adoption of the Merger Agreement is assured without the vote of any other shareholder.

Who are the parties to the transaction?

     Drake Merger Sub is an Iowa corporation formed for the purpose of making an offer to purchase all of the outstanding shares of Common Stock. To date, Drake Merger Sub has carried on no activities other than in connection with the offer. Drake Merger Sub is a wholly owned subsidiary of RadiSys. RadiSys is a leading independent provider of building blocks enabling next-generation Internet and communications systems. See "The Parties to the Merger - Information concerning RadiSys and Drake Merger Sub."

     Microware is an Iowa corporation that develops, markets and supports sophisticated real-time operating system software, network and communications software and development tools for the embedded systems, communications and consumer products markets. See "The Parties to the Merger - Information concerning Microware."

What will I receive in exchange for my shares?

     Upon completion of the Merger, all shares of Common Stock (other than shares owned by RadiSys or any of its affiliates, shares held by Microware as treasury stock, or shares held by any shareholders of Microware who have properly exercised dissenters' rights) will be converted into the right to receive $0.68 per share, net to the seller in cash, without interest. See "The Merger and the Merger Agreement - The Merger Agreement."

Is there an agreement governing the Merger?

     Yes. RadiSys, Drake Merger Sub and Microware entered into the Merger Agreement dated as of June 29, 2001. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the Merger of RadiSys' subsidiary into Microware following the Offer. See "The Merger and the Merger Agreement - The Merger Agreement".

What does Microware's board of directors think of the Merger?

     Microware's board recommends that its shareholders approve and adopt the Merger Agreement and the Merger. See "The Merger and the Merger Agreement - Recommendation and reasons of Microware's board."

     In reaching its decision to approve and adopt the Merger Agreement and the Merger and to recommend that Microware's shareholders approve and adopt the Merger Agreement and the Merger, Microware's board considered a number of factors. See "The Merger and the Merger Agreement - Recommendation and reasons of Microware's board."

Did Microware's board receive an opinion from its financial advisor?

     Yes. Houlihan Lokey Howard & Zukin Capital, Inc., Microware's financial advisor, has delivered to Microware's board of directors its written opinion that the consideration to be received by the shareholders of Microware pursuant to the Merger Agreement is fair to the shareholders from a financial point of view. A copy of that opinion is attached as Annex A. See "The Merger and the Merger Agreement - Opinion of financial advisor to Microware's board" and Annex A.

When do the companies expect to complete the Merger?

     RadiSys expects to complete the Merger on August 27, 2001, or as promptly as practicable after that date. The Merger will become effective when the Merger is approved by the shareholders of Microware and Articles of Merger are duly filed with the Secretary of State of the State of Iowa. See "The Merger and the Merger Agreement - The Merger Agreement."

Can the Merger Agreement be terminated?

     The Merger Agreement may be terminated by either RadiSys or Microware under specified circumstances. See "The Merger and the Merger Agreement - The Merger Agreement."

Is Radisys' financial condition relevant?

     We do not believe RadiSys' financial condition is relevant because the form of payment consists solely of cash and RadiSys has advised us that funding will be readily obtainable. See "The Merger and the Merger Agreement - Source and amount of funds."

What will happen to Microware after the Merger is completed?

     After completion of the Merger, Microware will become a wholly owned subsidiary of RadiSys and the former holders of Microware's shares will no longer possess any interest in Microware. Upon completion of the Offer, Microware began the process for terminating the registration of the shares under
Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, Microware's shares are no longer eligible for inclusion in the Nasdaq National Market System. See "The Merger and the Merger Agreement - Delisting of Microware's shares."

Do any existing or former members of Microware's management or board of directors have interests in the Merger other than as shareholders of Microware?

     Yes. Some existing and former members of Microware's management and board (as well as employees of Microware) have interests in the Merger other than as shareholders relating to, among other things, the acceleration of options upon a change in control, a benefit that Microware has extended to all of its optionholders. See "Interests of various persons in the Merger."

Should I send in my stock certificates now?

     No. A letter of transmittal for use in surrendering share certificates and obtaining payment for surrendered Common Stock will be mailed to shareholders promptly following the effective time of the Merger. See "Surrender of Certificates and Payment Procedures." Certificates representing Common Stock should not be sent in until you receive the letter of transmittal and accompanying instructions, and then should be surrendered only in accordance with those instructions.

Will I have to pay taxes on the consideration I receive for my shares in the Merger?

     The receipt of cash by a Microware shareholder pursuant to the Merger will be a taxable transaction for United States federal income tax purposes and may also be taxable under applicable state, local and foreign tax laws. See "The Merger and the Merger Agreement - Certain United States federal income tax consequences of the Merger." We urge all shareholders to consult their own tax advisors.

Can I exercise dissenters' rights?

     Yes. Shareholders of Microware have rights under Division XIII of the Iowa Business Corporations Act to dissent and demand appraisal of, and to obtain payment for, the fair value of their shares. To preserve your right to dissent, you must deliver to Microware before the vote is taken written notice of your intent to demand payment for your shares if the Merger is completed. Voting against approving the Merger Agreement is not sufficient notice of your intent to dissent under Iowa law. See "Dissenters' Rights" and Annex B. Annex B should be reviewed carefully by any shareholder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so because failure to comply strictly with the procedures set forth in Annex B may result in the loss of dissenters' rights.

                                   The Meeting

Time, place, date

     This proxy statement is being furnished to the holders of outstanding shares of Common Stock in connection with the Meeting to be held on August 27, 2001, at 8:00 a.m., Central Daylight Time, at the offices of D'Ancona & Pflaum LLC, 111 East Wacker Drive, Suite 2800, Chicago, IL 60601, including any adjournments or postponements.

Purpose of the Meeting

     At the Meeting, shareholders of Microware will consider and vote upon a proposal to approve and adopt the Merger Agreement among Microware, RadiSys and a Drake Merger Sub, pursuant to which Drake Merger Sub will be merged with and into Microware. Microware will be the surviving corporation at and after the effective time of the Merger. The Merger Agreement is attached as Annex C to this proxy statement. Shareholders will also consider any other business that may properly come before the Meeting.

     The Merger Agreement provides that, if approval of the Merger by the shareholders of Microware is required by law, Microware will, as soon as possible following payment for shares of Common Stock in the Offer, duly call and hold a meeting of shareholders for the purpose of obtaining shareholder approval of the Merger, and Microware, through its Board of Directors, will recommend to shareholders that the approval be given.

Record date; Quorum; Outstanding shares entitled to vote; Proxies

     The record date for the Meeting has been fixed as the close of business on August 15, 2001. Only holders of record of shares of Common Stock on the record date are entitled to vote at the Meeting. Holders of shares on the record date are entitled to one vote on matters properly presented at the Meeting for each share held. On the record date there were outstanding 19,200,814 shares of Common Stock.

     The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Meeting is necessary to constitute a quorum. In deciding all questions, each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share held at the record date. Because RadiSys and its affiliates own a majority of the shares outstanding and entitled to vote at the Meeting, it can cause the Merger to occur even if no other shareholders are present, whether in person or by proxy, or vote at the Meeting.

     Votes cast by proxy or in person at the Meeting will be tabulated by the election supervisor appointed for the Meeting, who will determine whether or not a quorum is present. Neither Microware's Articles of Incorporation, By-laws nor Iowa law determines the treatment and effect of abstentions and broker non-votes. The election inspectors will treat abstentions as shares that are present and entitled to vote but as not voted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to specified shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     Properly executed proxies will be voted in the manner directed by the shareholders. If no direction is made, such proxies will be voted for approval of the Merger Agreement and the Merger. Any proxy may be revoked by the shareholder before the voting of the proxy by notice in writing to the Secretary of Microware, either before the Meeting (at the above address) or at the Meeting if the shareholder attends in person. A later dated proxy will revoke a prior dated proxy. As of the date of this proxy statement, the board of directors knows of no other business which will be presented for consideration at the Meeting. If other proper matters are presented at the Meeting, however, it is the intention of the proxy holders named in the enclosed form of proxy to take actions that will be in accordance with their best judgment.

Vote required

     Under Iowa law, the Merger Agreement must be approved and adopted by the affirmative vote of the holders of a majority of the total number of outstanding shares. Abstentions of shares that are present at the special meeting and broker non-votes will each have the same effect as a vote against approval and adoption of the Merger Agreement. Pursuant to the Merger Agreement, RadiSys and its affiliates are required to vote their shares for approval and adoption of the Merger Agreement. As of the record date, RadiSys and its affiliates beneficially own approximately 83% of all outstanding shares of Common Stock. Because the approval of the holders of a majority of all outstanding shares is sufficient to approve and adopt the Merger Agreement, RadiSys can cause the Merger to occur without the affirmative vote of any other shareholder.

     A shareholder who wishes to exercise dissenters' rights under Iowa law must notify Microware of his or her intent to exercise dissenters' rights before the vote is taken and must not vote his or her shares in favor of the approval and adoption of the Merger Agreement. An abstention or broker non-vote will not constitute a waiver of a shareholder's dissenters' rights or the written notice of intent to exercise dissenters' rights required under Division XIII of the Iowa Business Corporations Act. See "Dissenters' Rights" and Annex B.

                       The Merger and the Merger Agreement

Background of the Offer and the Merger.

     The information in this section regarding the deliberations of the RadiSys' board of directors and the actions of RadiSys' management and financial advisor is based on information furnished by RadiSys to Microware.

     RadiSys seeks strategic acquisitions in key technology areas from time to time as part of its growth strategy. In May 1998, RadiSys engaged Broadview International LLC ("Broadview") to assist it with corporate development, including possible strategic acquisitions.

     From time to time Microware has discussed potential business combinations with various third parties. Before the commencement of the negotiations leading to the execution of the Merger Agreement, on September 30, 1999, Microware formally retained Houlihan Lokey Howard & Zukin Capital, Inc. ("Houlihan Lokey") as its investment banker with respect to a potential transaction involving the sale of Microware or a significant amount of its securities or assets. Over the year and a half, Houlihan Lokey contacted over 125 prospects regarding a potential transaction involving Microware.

     In March 2001, RadiSys became aware of Microware's development of IXP technology. At the request of Glenford J. Myers, RadiSys' chief executive officer, Broadview contacted Microware to gauge its interest in an acquisition transaction. On April 2, 2001, Broadview contacted Microware's chief executive officer, Ken Kaplan, to discuss the potential for a meeting with RadiSys' management. At that time, Mr. Kaplan identified Houlihan Lokey as Microware's financial advisor.

     On April 14, 2001, Messrs. Myers and Kaplan, George Leonard, Microware's chief financial officer, and Arif Kareem, RadiSys' senior vice president and general manager, telecommunications division, met at RadiSys' offices to discuss publicly available information regarding Microware's business, customers, product developments and financial statements.

     From April 22, 2001 through April 24, 2001, the parties negotiated a nondisclosure agreement, which was signed on April 24, 2001. On April 24, 2001, Broadview and Messrs. Kaplan and Leonard discussed various due diligence issues, including Microware's capital structure, debt, financing plans, cash situation, employee retention and stock option issues. Broadview and Messrs. Kaplan and Leonard also discussed Microware's general receptivity to an acquisition transaction.

     On May 8, 2001, Messrs. Myers, Kaplan and Leonard met at Microware's offices to continue discussing a possible business combination. Other members of the management of Microware also participated in this meeting. The parties held preliminary discussions about aspects of a potential combination, including organization, facilities, products, customers, employees, third party relationships and IXP software.

     From May 8 through May 24, 2001, the parties exchanged additional information and internally reviewed the potential benefits of a transaction and the possible structure of a transaction.

     On May 17, 2001, Microware's board discussed Microware's corporate development objectives at one of its regularly scheduled meetings. Microware's board discussed indications of interest regarding a possible transaction with RadiSys and two other prospects. After discussion, Microware's board recommended moving forward with discussions with RadiSys and a second interested party (the "Second Interested Party").

     On May 18, 2001, Broadview and Mr. Leonard discussed Microware's capital structure.

     On May 25, 2001, Messrs. Myers, Kaplan and Leonard met at RadiSys' offices to continue discussing the potential acquisition of Microware by RadiSys. Members of the management of RadiSys and representatives of Broadview and Houlihan Lokey participated in these meetings. The parties held discussions about aspects of a potential combination, including product synergies, financial projections and customers and markets.

     On June 5, 2001, the board of directors of RadiSys discussed a potential transaction with Microware. Officers of RadiSys discussed the opportunities for RadiSys in the IXP market and presented an overview of Microware, including a review of its technology, finances and operations. After discussion, the board approved management continuing negotiations regarding a strategic acquisition of Microware. Also on June 5, Broadview discussed possible terms of the transaction with Microware.

     On June 11, 2001, Microware requested a decision from the Second Interested Party regarding whether it was prepared to move forward on a potential transaction on an accelerated timetable. The Second Interested Party indicated only that it would be in contact with Microware.

     On June 12, 2001, the board of directors of Microware discussed the current status of the potential transactions and authorized Microware to enter into an exclusivity agreement with RadiSys.

RadiSys and Microware then signed an exclusivity agreement in which the parties agreed to negotiate in good faith and to negotiate exclusively for a defined period.

     During the week of June 18 through June 23, 2001, representatives of RadiSys met at Microware to conduct legal, business and financial due diligence. Discussions between the parties about the terms of the transaction also continued during this week.

     During the week of June 25 through June 28, 2001, additional representatives of RadiSys met with representatives of Microware to conduct additional due diligence.

     From June 18 through June 28, 2001, the parties, assisted by their respective legal counsel and financial advisors, negotiated the terms of the definitive merger agreement and related transaction agreements.

     On June 22, 2001, Mr. Myers and R.F. (Bob) Dunne, Vice President of Sales of RadiSys, attended meetings at Microware with Messrs. Kaplan, Leonard and other senior management of Microware.

     On June 27, 2001, representatives of the Second Interested Party contacted Microware on an unsolicited basis. The representatives of the Second Interested Party orally outlined to Mr. Leonard the basis on which the Second Interested Party would be willing to proceed with a transaction with Microware. On June 28, 2001, the Second Interested Party also supplied a preliminary term sheet regarding the terms and conditions on which it would consider proceeding.

     Microware's board met on June 29, 2001. At the meeting

     o Microware's management and legal and financial advisors updated Microware's board on the status of negotiations with RadiSys and informed Microware's board that all substantive issues had been resolved,

     o Microware's board determined that the proposal of the Second Interested Party was financially and structurally inferior to Drake Merger Sub's proposal,

     o Microware's legal advisors made a presentation to Microware's board regarding the fiduciary duties of Microware's board,

     o Microware's board reviewed the current financial condition and liquidity needs of Microware,

     o Microware's legal advisors reviewed with Microware's board the terms of the proposed merger agreement with RadiSys and the regulatory filings and approvals that would be required in connection with the proposed transaction,

     o    Houlihan Lokey made a financial presentation to Microware's board, and

     o Houlihan Lokey rendered its opinion that the Offer to be received by the shareholders of Microware pursuant to the Merger Agreement is fair to Microware's shareholders from a financial point of view.

     Afterwards, Microware's board by a unanimous vote approved the Merger Agreement and the transactions contemplated by the agreement. Microware's board authorized the execution of the Merger

Agreement and the related agreements by authorized officers of Microware, substantially in the forms presented to Microware's board.

     RadiSys' board met on June 29, 2001. At the meeting

     o RadiSys' management, including RadiSys' vice president and general counsel, and financial advisor updated RadiSys' board on the status of negotiations with Microware and informed RadiSys' board that all substantive issues had been resolved,

     o RadiSys' vice president and general counsel reviewed with RadiSys' board the terms of the proposed merger agreement with Microware and the regulatory filings and approvals that would be required in connection with the proposed transaction,

     o RadiSys' financial advisor made a financial presentation to RadiSys' board, and

     o RadiSys' financial advisor rendered its opinion that the merger consideration is fair to RadiSys' shareholders from a financial point of view.

     Afterwards, RadiSys' board by a unanimous vote approved the Merger Agreement and the transactions contemplated by the agreement. RadiSys' board authorized the execution of the Merger Agreement and the related agreements by authorized officers of RadiSys, substantially in the forms presented to RadiSys' board.

     On June 29, 2001, all documentation, including the disclosure schedules of each party, were finalized to the satisfaction of the designated officers, and all conditions with respect to execution of the Merger Agreement were satisfied.

     Late in the day on June 29, 2001:

     o RadiSys and Microware executed and delivered the Merger Agreement and the 19.9% Option Agreement; and

     o specified shareholders of Microware executed and delivered Shareholder's Agreements in which they agreed, among other things, to tender their shares in the Offer.

     Before the opening of the financial markets on July 2, 2001, RadiSys and Microware issued a joint press release announcing the execution of the Merger Agreement.

     Drake Merger Sub commenced the Offer on July 5, 2001. On August 3, 2001, Drake Merger Sub extended the Offer until 5:00 pm New York City time, Friday, August 10, 2001.

Change of control

     On August 10, 2001, Drake Merger Sub purchased at a price of $0.68 per share 15,896,533 shares (assuming that all 56,740 shares subject to notices of guaranteed delivery as of August 10, 2001 were tendered) of Common Stock that were validly tendered and not properly withdrawn pursuant to the Offer. As a result, Drake Merger Sub owns approximately 83% of the outstanding shares of Common Stock.

Purpose of the Merger

     The purpose of the Merger is for Drake Merger Sub to acquire the remaining equity interest in Microware. Drake Merger Sub acquired control of, and a majority equity interest in, Microware upon the completion of the Offer. The acquisition of the entire common equity interest in Microware has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the common equity of Microware from the public shareholders to RadiSys and to provide public shareholders with cash for all of their shares of Common Stock. Accordingly, upon completion of the transactions contemplated by the Merger Agreement, RadiSys will own the entire equity interest in Microware.

     Under the Iowa Business Corporations Act and Microware's Restated and Amended Articles of Incorporation, the approval of the board of directors of Microware and the affirmative vote of a majority of the holders of outstanding shares of Common Stock, voting as a single class, are required to approve and adopt the Merger Agreement and the Merger. The board of directors of Microware has approved the Offer, the Merger and the Merger Agreement and the transactions contemplated by the Offer, the Merger and the Merger Agreement, and the only remaining required corporate action of Microware is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Because Drake Merger Sub has acquired more than 50% of the outstanding shares of Common Stock, it has sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other shareholder.

     The Merger Agreement provides that, if approval of the Merger by the shareholders of Microware is required by law, Microware will, as soon as possible following payment for Shares in the Offer, duly call and hold a meeting of shareholders for the purpose of obtaining shareholder approval of the Merger, and Microware, through its board of directors, will recommend to shareholders that the approval be given.

The Merger Agreement

     The following is a summary of material provisions of the Merger Agreement, a copy of which is attached as Annex C. Capitalized terms used in the following summary and not otherwise defined have the meanings set forth in the Merger Agreement. The following summary is qualified in its entirety by reference to the Merger Agreement. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized below.

     The Merger Agreement provides that, following the completion of the Offer and subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the "Effective Time") Drake Merger Sub shall be merged with and into Microware and, as a result of the Merger, the separate corporate existence of Drake Merger Sub shall cease, and Microware shall continue as the surviving corporation and a direct subsidiary of RadiSys (the "Surviving Corporation").

     The respective obligations of RadiSys and Drake Merger Sub, on the one hand, and Microware, on the other hand, to effect the Merger are subject to the satisfaction or waiver at or before the Effective Time of each of the following conditions:

     (a) the Merger Agreement shall have been approved by the requisite vote of the shareholders,

     (b) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental

     Authority which prohibits or prevents the completion of the Merger which has not been vacated, dismissed or withdrawn before the Effective Time, and at the Effective Time of the Merger,

     (c) each issued and outstanding Share (other than Shares that are held by shareholders properly exercising dissenters' rights under the IBCA and Shares to be cancelled pursuant to clause (e) below) will be canceled and extinguished and be converted into the right to receive the Per Share Amount in cash payable to the holder of the right, without interest, upon surrender of the certificate representing the Share,

     (d) each Share owned by RadiSys, Drake Merger Sub or any direct or indirect wholly owned subsidiary of RadiSys immediately before the Effective Time shall be cancelled and extinguished, and no payment or other consideration shall be made with respect to the Shares, and

     (e) the shares of Drake Merger Sub common stock outstanding immediately before the Merger will be converted into 1,000 shares of the common stock of the Surviving Corporation, which shares will constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by RadiSys.

     From and after the Effective Time, the holders of certificates evidencing ownership of Shares outstanding immediately before the Effective Time shall cease to have any rights with respect to those Shares except as otherwise provided for in the Merger Agreement or by applicable Law.

     Microware's board of directors. The Merger Agreement provides that promptly upon the purchase by Drake Merger Sub of Shares pursuant to the Offer (and provided that the Minimum Condition has been satisfied), RadiSys will be entitled to designate the number of directors, rounded up to the next whole number, on the board of directors of Microware that will give RadiSys, subject to compliance with Section 14(f) of the Exchange Act, representation on the board of directors of Microware equal to at least the number of directors that equals the product of the total number of directors on the board of directors of Microware (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of Microware) multiplied by the percentage that the aggregate number of Shares beneficially owned by RadiSys or any affiliate of RadiSys (including Shares that are accepted for payment pursuant to the Offer, but excluding Shares held by Microware) bears to the number of Shares outstanding. At that time, if requested by RadiSys, Microware also will cause each committee of the board of directors of Microware to include persons designated by RadiSys constituting the same percentage of each committee as RadiSys' designees are of the board of directors of Microware. Microware will, upon request by RadiSys, promptly increase the size of the board of directors of Microware or exercise reasonable efforts to secure the resignations of the number of directors necessary to enable RadiSys' designees to be elected to the board of directors of Microware in accordance with terms of this section and to cause RadiSys' designees to be elected. RadiSys has not exercised its right to designate directors.

     Options, warrants and convertible securities. The Merger Agreement provides that each option outstanding immediately before the Effective Time to purchase Shares (each, a "Microware Option") and each warrant outstanding immediately before the Effective Time to purchase Shares (each, a "Microware Warrant"), whether or not then exercisable or vested, shall constitute the right to receive an amount in cash equal to the positive difference, if any, between the Per Share Amount and the exercise price of Microware Option or Microware Warrant, as applicable, multiplied by the number of Shares for which Microware Option or Microware Warrant, as applicable, was exercisable immediately before the Effective Time, subject to reduction only for any applicable withholding taxes. Microware shall provide a period of at least 30 days before the Effective Time during which Microware Options may be exercised to the extent exercisable at the Effective Time and, upon the expiration of that period, all unexercised Microware Options shall immediately terminate. All unexercised Microware Warrants shall terminate at the Effective Time. In no event will any Microware Options or Microware Warrants be exercisable after the Effective Time, except to receive cash.

     Microware shall take such action as is necessary to cause the ending date of the then current offering period under Microware's employee stock purchase plan to be before the Effective Time and to terminate the plan as of the Effective Time.

     Microware has agreed to use reasonable efforts to ensure that, as soon as practicable following the date of the Merger Agreement, but in no event later than the Effective Time, no participant in Microware's 401(k) plan will have any right under that plan to acquire capital stock of Microware except for purchases on the open market. Microware also has agreed to use reasonable efforts to ensure that, following the Effective Time, no participant in any Microware equity plans shall, subject to the treatment of Microware options and warrants as described above, have any right under those plans to acquire capital stock of Microware or RadiSys except for purchases on the open market.

     Interim operations; Covenants. Pursuant to the Merger Agreement, Microware has agreed that, before the Effective Time, each of Microware and Microware Subsidiaries will carry on its business in all material respects in the ordinary and usual manner and, to the extent consistent with this manner, will use reasonable efforts to maintain its existing relationships with suppliers, customers, employees and business associates, and will not, without the prior written consent of RadiSys or as otherwise contemplated by the Merger Agreement:

     (a) amend its Articles of Incorporation or By-laws;

     (b) enter into any new agreements or modify existing agreements respecting an increase in compensation or benefits payable to its officers or employees;

     (c) split, combine, reclassify any of the outstanding shares of its capital stock or otherwise change its authorized capitalization;

     (d) declare, set aside or pay any dividends payable in cash, stock or property with respect to shares of its capital stock;

     (e) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class (other than pursuant to exercise of outstanding Microware Options and Microware Warrants consistent with their terms or as described above);

     (f) redeem, purchase or otherwise acquire any shares of its capital stock, merge into or consolidate with any other corporation or permit any other corporation to merge into or consolidate with it, liquidate or sell or dispose of any of its assets, or close any plant or business operation;

     (g) except for the incurrence of accounts payable in the ordinary course of business consistent with past practice and of substantially similar nature to the accounts payable reflected in Microware financial statements included in Microware's Annual Report on Form 10-K for the fiscal year ended March 31, 2001, and the weighted average age of which does not exceed 55 days, incur, assume or guarantee any indebtedness, including accounts payable, or modify or repay any existing indebtedness;

     (h) enter into any transaction, make any commitment (whether or not subject to the approval of the board of directors of Microware) or modify any Microware Material Contracts, except as otherwise contemplated or permitted by the Merger Agreement or in the ordinary course of business and not exceeding $50,000 singly, or $100,000 in the aggregate, or take or omit to take any action which could be reasonably anticipated to have a Material Adverse Effect;

     (i) transfer, lease, license, guarantee, sell, mortgage, pledge, or dispose of, any property or assets (including without limitation any intellectual property), encumber any property or assets or incur or modify any liability, other than the sale of inventory in the ordinary and usual course of business;

     (j) authorize or make any capital expenditures, form any subsidiary, or make any acquisition of, or investment in, assets or stock of any other person or entity;

     (k) make any tax election;

     (l) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled, terminated or renewed without prior notice to RadiSys;

     (m) change its method of accounting as in effect at March 31, 2001, except as required by changes in generally accepted accounting principles as concurred with by Microware's independent auditors, or change its fiscal year, or permit the weighted average age of its accounts receivable to exceed 105 days; or

     (n) authorize or enter into an agreement to do any of the actions referred to in paragraphs (a) through (m) above.

     The Merger Agreement further provides that Microware shall comply, in all material respects, with all Laws applicable to it.

     No solicitation. Pursuant to the Merger Agreement, Microware and any Microware subsidiary shall not directly, or indirectly through any officer, director, agent, employee, financial advisor, affiliate, other advisor or representative or representative of its advisors or agents (each, a "Representative"),

     (a) encourage, initiate or solicit or otherwise facilitate, on or after the date of the Merger Agreement, any inquiries or the submission of any proposals or offers from any person relating to any merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of 10% or more of the assets or any class of equity securities of, Microware or any Microware subsidiary (each, a "Company Takeover Proposal"),

     (b) participate in any negotiations regarding, furnish to any other person any information with respect to, or otherwise assist or discuss or participate in, any attempt by any third party to propose or offer any Company Takeover Proposal, otherwise facilitate any effort or attempt to make or implement a Company Takeover Proposal,

     (c) enter into or execute any agreement relating to a Company Takeover Proposal, or

     (d) make or authorize any public statement, recommendation or solicitation in support of any Company Takeover Proposal or any proposal or offer relating to a Company Takeover Proposal, in each case other than with respect to the Offer and the Merger.

     Notwithstanding the foregoing, nothing contained in the Merger Agreement prohibits Microware from:

     (a) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to a Company Takeover Proposal;

     (b) providing information in response to a request for the information by a person who has made an unsolicited bona fide written Company Takeover Proposal if the board of directors of Microware receives from the person requesting the information an executed confidentiality agreement on terms no less protective of the confidential information of Microware, RadiSys and Drake Merger Sub than those in effect pursuant to the Mutual Disclosure Agreement dated June 12, 2001, between Microware and RadiSys (the "Confidentiality Agreement");

     (c) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Company Takeover Proposal;

     (d) withdrawing or modifying the approval or recommendation by the board of directors of Microware of the Merger Agreement, the Offer or the Merger in connection with recommending an unsolicited bona fide written Company Takeover Proposal to the shareholders of Microware or entering into any agreement with respect to an unsolicited bona fide written Company Takeover Proposal; or

     (e) after the Schedule tender offer is filed, referring a third party to
     Section 4.8 of the Merger Agreement or making a copy of Section 4.8 and/or the Confidentiality Agreement available to any third party;

if and only to the extent that, both

     (a) in each case referred to in clause (b), (c) or (d) above, the board of directors of Microware determines in good faith after receipt of an opinion from outside legal counsel experienced in these matters that the action is necessary for its directors to comply with their respective fiduciary duties under applicable law, and

     (b) in each case referred to in clause (c) or (d) above, the board of directors of Microware determines in good faith (after consultation with its Financial Advisor) that the Company Takeover Proposal, if accepted, is reasonably likely to be completed, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if completed, result in a transaction more favorable to Microware's shareholders from a financial point of view than the transaction contemplated by the Merger Agreement (any superior Company Takeover Proposal being referred to as a "Superior Proposal").

     Pursuant to the Merger Agreement, Microware has ceased and caused to be terminated any activities, discussions or negotiations with any parties conducted as of and before the date of the Merger Agreement that are prohibited by the non-solicitation provisions of the Merger Agreement. Microware has agreed to take the necessary steps to inform promptly its Representatives of the obligations undertaken in the Merger Agreement. Microware will immediately notify RadiSys if any inquiries, proposals or offers are received by, and information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Microware or any of its Representatives relating to a Company Takeover Proposal, indicating, in connection with the notice, the name of the person and the material terms and conditions of any proposals or offers, and Microware will keep RadiSys informed, on a current basis, of the status and terms of any proposals or offers and the status of any negotiations or discussions. Microware also will promptly request each person (other than RadiSys) that has executed a confidentiality agreement in connection with its consideration of a Company Takeover Proposal to return all confidential information furnished to that person by or on behalf of it or any of its subsidiaries.

     June 30 financial statements. Microware was required to publicly announce, following consultation with RadiSys as required by Section 4.6 of the Merger Agreement, by means of a press release its financial results for the quarter ended June 30, 2001 (the "June 30 Financial Results") by no later than July 25, 2001. The June 30 Financial Results summarized the financial statements that would otherwise have been included in Microware's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and included, among other items and consistent with past practice, information regarding Microware's cash and cash equivalents, short-term investments, trade receivables net of allowances for doubtful accounts and accounts payable. It was a condition to the completion of the Offer that these items meet specified criteria.

     The June 30 Financial Results were prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly, in all material respects, the financial position of Microware and Microware Subsidiaries as of June 30, 2001, and the results of their operations and cash flows for the quarter then ended, subject to normal year-end audit adjustments and the fact that some information was condensed or omitted in accordance with Microware's past practice with respect to announcing its financial results before filing the corresponding Form 10-Q.

     Indemnification. On and after the Effective Time, for six years (or, if shorter, the applicable statute of limitations), RadiSys shall not permit the articles of incorporation of the Surviving Corporation to contain provisions any less favorable with respect to indemnification than are set forth in the articles of incorporation of Microware immediately before the Effective Time, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who both on the date of the Merger Agreement and at the Effective Time were directors or officers of Microware (the "Indemnified Parties"); provided that each Indemnified Party represented and warranted that the person had no knowledge of any claim for which indemnification would be required. Notwithstanding the foregoing, RadiSys may cause the Surviving Corporation to repeal or otherwise eliminate from its articles of incorporation the indemnification provisions if a substantially similar indemnity is provided by RadiSys for the Indemnified Parties. The Indemnified Parties shall be intended third-party beneficiaries of the foregoing provisions on indemnification.

     For two years from the Effective Time, RadiSys has agreed to maintain in effect the current directors' and officers' liability insurance covering those persons who are now covered by Microware's directors' and officers' liability insurance policy to the extent that it provides coverage for events occurring on or before the Effective Time, so long as the annual premium would not be in excess of $300,000. If the premiums for the insurance would at any time exceed $300,000, then RadiSys will maintain policies of insurance which in RadiSys' good faith determination provide the maximum coverage available at an annual premium equal to $300,000.

     Representations and warranties. Pursuant to the Merger Agreement, Microware has made customary representations and warranties to RadiSys and Drake Merger Sub with respect to, among other things, its organization, capitalization, subsidiaries, authority relative to the Merger Agreement, governmental approvals with respect to the Merger Agreement, the absence of contractual or legal violations resulting from the Merger Agreement, public filings, financial statements, the absence of material adverse effects on Microware and various other events since March 31, 2001, the absence of undisclosed liabilities, compliance with laws, governmental permits, litigation, material contracts, employee benefit plans, taxes, intellectual property, disclosure documents, labor matters, the absence of limitations on conduct of business, title to property, owned and leased premises, environmental matters, insurance, product liability and recalls, customers, interested party transactions, finders and investment bankers, fairness opinion, takeover statutes, full disclosure, absence of rights agreements, absence of specified unlawful payments, ability to pay debts and expense reduction.

     Reasonable efforts. Under the Merger Agreement, each of Microware, RadiSys and Drake Merger Sub has agreed to use reasonable efforts to take all actions and to do all things necessary, proper or advisable to complete and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, including obtaining all consents from Governmental Authorities and other third parties required for the completion of the Offer and the Merger and the transactions contemplated by the Offer and the Merger.

     Public announcements. So long as the Merger Agreement is in effect, the parties will not, and will use reasonable efforts to cause their affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Offer or the Merger or the transactions contemplated by the Merger Agreement without the consent of the other parties (which shall not be unreasonably withheld or delayed), except where the release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the NASD or Nasdaq, in which case the parties, before making the announcement, will consult with each other regarding the announcement. RadiSys publicly announced the transactions contemplated by the Merger Agreement, including the Offer and the Merger, immediately after the execution of the Merger Agreement.

     Termination; Fees. The Merger Agreement may be terminated at any time before the Effective Time, whether before or after approval by the shareholders of Microware of the Merger:

     (a) by mutual written consent of RadiSys and Microware;

     (b) by either RadiSys or Microware if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the completion of the transactions contemplated by the Merger Agreement and the order, decree or ruling or other action shall have become final and nonappealable;

     (c) by RadiSys if, whether or not permitted to do so by the Merger Agreement, the board of directors of Microware or any committee of the board of directors of Microware shall have,

          (i) withdrawn or modified in a manner adverse to RadiSys or Drake Merger Sub its approval or recommendation of the Offer or any of the Company Proposals;

          (ii) approved or recommended to the shareholders of Microware any Company Takeover Proposal;

          (iii) approved or recommended that the shareholders of Microware tender their Shares in any tender or exchange offer that is a Company Takeover Proposal;

          (iv) affirmatively taken any written position or made any written disclosures to Microware's shareholders permitted pursuant to the "No Solicitation" provisions of the Merger Agreement described above which has the effect of any of the foregoing;

          (v) resolved to take any of the foregoing actions;

     (d) by either RadiSys or Microware if the Offer shall not have been completed on or before September 30, 2001; provided that the right to terminate the Merger Agreement pursuant to the section described in this paragraph (d) shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of the Offer to be completed by that time;

     (e) by Microware, if RadiSys or Drake Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within five days after the giving of written notice of the breach or failure to perform to RadiSys; or

     (f) by Microware in order to accept a Superior Proposal; provided that the board of directors of Microware reasonably determines in good faith after receipt of an opinion from outside legal counsel experienced in these matters that it is or is reasonably likely to be required to accept the proposal in order to discharge properly its fiduciary duties; Microware has given RadiSys three business days advance notice of Microware's intention to accept the Superior Proposal; Microware shall in fact accept the Superior Proposal; Microware shall have paid the fee and expenses described below; and Microware shall have complied in all respects with the "no solicitation" provisions of the Merger Agreement.

     If the Merger Agreement is terminated and the Offer or the Merger is abandoned, the Merger Agreement (other than specified sections) shall become void and of no effect with no liability on the part of any party to the Merger Agreement (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, that no termination pursuant to the Merger Agreement shall relieve any party from any liability for any willful breach of the Merger Agreement before termination. If the Merger Agreement is terminated as provided in the Merger Agreement, each party shall use all reasonable efforts to redeliver all documents, work papers and other material (including any copies of documents, work papers and other material) of any other party relating to the transactions contemplated by the Merger Agreement, whether obtained before or after the execution of the Merger Agreement, to the party furnishing the same.

     Microware agrees that if the Merger Agreement is terminated pursuant to

     (i) the provisions described in clause (c) above,

     (ii) the provision described in clause (f) above, or

     (iii) the provision described in clause (d) above and, with respect to this clause (iii), (A) at the time of the termination, there shall be outstanding a bona fide Company Takeover Proposal which has been made directly to the shareholders of Microware or has otherwise become publicly known or there shall be outstanding an announcement by any credible third party of a bona fide intention to make a Company Takeover Proposal (in each case whether or not conditional and whether or not the proposal shall have been rejected by the board of directors of Microware) or (B) a Company Takeover Proposal shall be publicly announced by Microware or any third party within nine months following the date of termination and the transaction shall at any time after that time be completed on substantially the terms announced, then Microware shall pay to RadiSys the sum of $775,000. Any payment required by the Merger Agreement shall be made as promptly as practicable but in no event later than two business days following termination of the Merger Agreement in the case of clause (i) above, upon termination of the Merger Agreement in the case of clause
(ii) above and, in the case of clause (iii) above, upon completion of the Company Takeover Proposal, and shall be made by wire transfer of immediately available funds to an account designated by RadiSys. Microware is required to pay RadiSys' costs and expenses in connection with the transactions contemplated by the Merger Agreement if the Merger Agreement is terminated for other specified reasons.

     Guarantee. RadiSys has guaranteed the payment by Drake Merger Sub of the Per Share Amount and any other amounts payable by Drake Merger Sub pursuant to the Merger Agreement and has agreed to cause Drake Merger Sub to perform all of its other obligations under the Merger Agreement in accordance with its terms.

     Amendments, Extensions and Waivers. Subject to applicable law, the Merger Agreement may be amended by the parties to the Merger Agreement by a written agreement signed by all the parties. At any time before the Effective Time, any party to the Merger Agreement may, to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (b) waive any inaccuracies in the representations and warranties made to that party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or (c) waive compliance with any of the agreements or conditions for the benefit of that party contained in the Merger Agreement.

Source and amount of funds

     The total amount of funds required by RadiSys and Drake Merger Sub to purchase all Shares pursuant to the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $16.5 million. RadiSys has provided a portion of these funds to Drake Merger Sub from cash held by RadiSys in various accounts to complete the purchase of the Shares in the Offer. RadiSys has sufficient financial resources to purchase Shares in the Merger and RadiSys has fully and unconditionally guaranteed the Offer and the Merger. As of June 30, 2001, RadiSys had over $60 million in cash and cash equivalents and over $63 million in short terms investments. The Merger is not conditioned on any financing arrangements.

Regulatory and Other Approvals

     There are no U.S. federal or state regulatory requirements which remain to be complied with in order to complete the Merger (other than the filing of articles of merger with the Secretary of State of the State of Iowa).

Delisting of Microware shares

     Following the Merger, the holders of Shares (other than RadiSys and its affiliates) will cease to participate in future earnings or growth, if any, of Microware or benefit from any increases, if any, in the value of Microware, and they no longer will bear the risk of any decreases in the value of Microware. The Shares have been delisted from the Nasdaq National Market.

     The Shares are registered under the Exchange Act. Registration of the Shares under the Exchange Act is in the process of being terminated and some of Microware's obligations to comply with the public reporting requirements of the Exchange Act, including the obligation to file a Form 10-Q for the quarter ended June 30, 2001, have been suspended pending termination.

Certain United States federal income tax consequences of the Merger

     The receipt of cash for Shares in the Merger will be a taxable transaction for United States federal income tax purposes (and may also be a taxable transaction under applicable state, local or other tax laws). In general, a shareholder will recognize gain or loss for United States federal income tax purposes equal to the difference between the shareholder's adjusted tax basis for the Shares converted in the Merger and the amount of cash received. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) converted to cash in the Merger. That gain or loss will be capital gain or loss if the Shares are a capital asset in the hands of the shareholder and will be long term capital gain or loss if the Shares were held for more than one year on the effective time of the Merger. The receipt of cash for Shares pursuant to the exercise of dissenters' rights, if any, will generally be taxed in the same manner as described above.

     Payments in connection with the Merger may be subject to "backup withholding" at a rate of up to 31%. Backup withholding generally applies if the shareholder

     (a) fails to furnish the shareholder's social security number or TIN,

     (b) furnishes an incorrect TIN, or

     (c) under some circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is the shareholder's correct number and that the shareholder is not subject to backup withholding.

     Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Some persons generally are entitled to exemption from backup withholding, including corporations, non-United States persons and financial institutions. Particular penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each shareholder should consult with his own tax advisor as to the shareholder's qualification for exemption from backup withholding and the procedure for obtaining the exemption.

     Shareholders may be able to prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

     The foregoing discussion may not be applicable to a shareholder who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, or to a shareholder who is not a United States person for United States federal income tax purposes, including a shareholder who is not a citizen or resident of the United States, or who is otherwise subject to special tax treatment under the Internal Revenue Code. In addition, the foregoing discussion does not address the tax treatment of holders of options or warrants to acquire Shares or of securities convertible into Shares.

     Shareholders are urged to consult their tax advisors with respect to the specific tax consequences of the Merger to them, including the application and effect of the alternative minimum tax, and state, local or non-United States income and other tax laws.

Recommendation and reasons of Microware's board

     In light of the Microware board's review of Microware's competitive and financial position, recent operating results and prospects, the board determined that the Offer and the Merger are fair to, and in the best interests of, Microware and its Shareholders. In making this recommendation and in approving the Merger Agreement and the transactions contemplated by it, Microware's board considered a number of factors, including the following:

     (i) the terms and conditions of the Merger Agreement;

     (ii) an assessment of Microware's current financial condition and other viable strategic alternatives, which include remaining a publicly owned company. In this regard, Microware's board concluded, following analysis and discussion with its investment banker and legal advisor and among the directors, that the terms of the Merger Agreement provide the best means for holders of Shares to maximize the value of their holdings at this time;

     (iii) the familiarity of Microware's board with Microware's business, financial condition, results of operations, properties and prospects for continuing as an independent entity, and the nature of the industry in which it operates, based in part upon presentations by Microware's management and financial advisors, and in particular, Microware's board was influenced by the difficulty in raising additional capital necessary in order to fund operating shortfalls, the general downturn in the technology markets and Microware's need for additional capital in the near future in its decision to approve the Merger Agreement;

     (iv) the results of the process undertaken by Microware to identify and solicit proposals from third parties to enter into a strategic transaction with Microware, the small number of unsolicited inquiries from potential bidders and based on these factors, the low likelihood that any third party would propose to acquire Microware at a price higher than $0.68 per share;

     (v) the recent trading price of the Shares and that the $0.68 per Share to be paid in the Offer and as consideration in the Merger represents a premium of 42% over the $0.48 closing sale price for the Shares on the Nasdaq National Market on June 29, 2001, the last trading day before the public announcement of the execution of the Merger Agreement, and a premium of approximately 35% to the most recent 30-day trading average of $0.44 for the Shares on the Nasdaq National Market;

     (vi) the financial presentation and opinion of Houlihan Lokey delivered to Microware's board at the June 29, 2001meeting to the effect that, as of that date and based upon and subject to various matters stated in the opinion, the proposed cash consideration of $0.68 per Share to be received by holders of Shares in the Offer and the Merger was fair, from a financial point of view, to the holders. The opinion of Houlihan Lokey is described in more detail below. The full text of the opinion of Houlihan Lokey Howard & Zukin Capital, Inc., which sets forth the assumptions made, the matters considered and the limitations on the review undertaken by Houlihan Lokey, is attached as Annex A and is incorporated into this proxy statement by reference;

     (vii) that the term sheet submitted by the Second Interested Party was financially and structurally inferior to the Offer; and

     (viii) that the transactions contemplated by the Merger Agreement provided for an all cash payment to Shareholders, with no financing condition.

     Microware's board did not assign relative weights to the above factors or determine that any factor was of particular importance. Rather, Microware's board viewed its position and recommendations as being based on the totality of the information presented to and considered by it.

     Microware's board recognized that, while the completion of the Offer and the Merger gives Microware's shareholders the opportunity to realize a significant premium over the price at which the Shares were traded before the public announcement of the Offer, tendering in the Offer or having shares converted in the Merger would eliminate the opportunity for such shareholders to participate in the future growth and profits of Microware. Microware's board also recognized that there was no assurance as to the level of growth or profits to be attained by the Surviving Corporation in the future.

Opinion of financial advisors to Microware's board

     Microware retained Houlihan on September 30, 1999 in connection with a possible sale of Microware. Houlihan served as Microware's financial advisor in connection with the Offer and the Merger. Under its engagement, rendered an opinion (the "Opinion") to the board of directors regarding the fairness, from a financial point of view, to the holders of Common Stock of the cash consideration (the "Consideration") to be received by the holders of Microware Common Stock in the Merger. At the meeting of the board of directors held on June 29, 2001, the Financial Advisor delivered to Microware's board a written Opinion dated June 29, 2001, stating that the Consideration to be received in the Offer and the Merger was fair, from a financial point of view, to the holders of Common Stock.

     The complete text of Houlihan Lokey's Opinion is attached in Annex A. This summary of their Opinion is qualified in its entirety by reference to their complete Opinion. Microware urges you to read the complete Opinion in its entirety for a description of the procedures followed, the factors considered and the assumptions made by Houlihan Lokey.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies utilized by Houlihan Lokey in preparing their Opinion. This summary is not a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Houlihan Lokey or a complete description of its presentation. Houlihan Lokey believes, and has advised Microware's board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

     The Opinion to Microware's board of directors addresses only the fairness from a financial point of view of the Consideration to be received by Microware shareholders and does not constitute a recommendation to you as to how you should vote at the special meeting.

     In connection with the preparation of the Opinion, Houlihan Lokey made the reviews, analyses and inquiries as they deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

     o reviewed Microware's audited financial statements for the fiscal year ended March 31, 1999, 2000, and 2001, which Microware has identified as being the most current financial statements available;

     o    reviewed the Merger Agreement and related documents;

     o met with senior management to discuss Microware's operations, financial condition, future prospects and projected operations and performance;

     o    visited certain of Microware's facilities and business offices;

     o reviewed forecasts and projections prepared by Microware's management projected fiscal year March 31, 2002;

     o reviewed the historical market prices and trading volume for Microware's publicly traded securities;

     o reviewed many other publicly available financial data for companies that Houlihan Lokey deemed comparable to Microware, and publicly available prices and premiums paid in other transactions that Houlihan Lokey considered similar to the Merger; and

     o conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

In assessing the financial fairness of the Consideration to Microware's shareholders, Houlihan Lokey :

     o independently valued the common equity of Microware using widely accepted valuation methodologies;

     o analyzed the reasonableness of the Consideration being offered in the Merger; and

     o    reviewed the fairness of the breakup fee proposed in the Merger
          Agreement.

Valuation of Microware

     The various approaches utilized by Houlihan Lokey were the market multiples approach, the comparable transaction approach, and the discounted cash flow approach.

     The market multiples approach is a method of determining the fair market value of a company. The approach is one of determining operating levels, which are considered to be representative of the future performance of the subject company, and capitalizing these figures by an appropriate risk-adjusted rate. The capitalization rate is an expression of what investors believe to be a fair and reasonable rate of return for the particular security, given the inherent risk of ownership. It also incorporates expectations of growth and rests on the implicit assumption that some level of earnings will be generated by the enterprise into perpetuity. The most common means of obtaining capitalization rates is to examine publicly traded companies with similar risk and growth profiles compared with the subject company and to use the public company capitalization rates as a basis for choosing capitalization rates for the subject company. Capitalization rates obtained in this manner are generally expressed as ratios of the various operating levels, and are referred to as market multiples.

     The comparable transaction approach analyzes companies that have recently been sold in the public marketplace. In this approach, the total price paid for the subject company is related to revenues which yield implied transaction multiples. The acquired company is then compared with the subject company on the basis of risk and expected return, and its transaction multiples are used as a basis for selecting appropriate multiples for the subject company.

     The discounted cash flow approach is another method of determining the value of an operating enterprise. This approach entails determining the appropriate cash flows to discount, based upon projected income statements and balance sheets for the enterprise. An appropriate discount rate for the enterprise projections is selected based upon an analysis of alternative investments, including public company discounts rates. The terminal value, which is the value of the enterprise at the end of the projected period, is determined by using a market multiple approach. The summation of the discounted value of the projected periods and the discounted value of the terminal value determines the subject company's enterprise value. To determine the fair market value of the subject company's common equity, adjustments must be made for interest bearing debt net of cash and any preferred equity.

     Market Multiples Approach. Using publicly available information, Houlihan Lokey compared selected financial data of Microware with similar data of various companies engaged in businesses considered by Houlihan Lokey to be comparable to that of Microware. The companies Houlihan Lokey considered comparable were Applied Microsystems Corporation, Cadence Design Systems, Inc., Mentor Graphics Corporation, RadiSys Corporation, Rational Software Corp., Synopsis, Inc., and Wind River Systems, Inc. For each of the comparable companies, Houlihan Lokey calculated, reviewed, and analyzed market capitalization ratios, such as the enterprise value or EV (aggregate equity plus total interest-bearing debt less cash) to the latest twelve months revenues (based on the most recent quarterly information publicly available as of June 29, 2001) and next twelve months revenues.

The review of the comparable companies indicated the following:

          Latest Twelve Months                              Next Twelve Months
             EV/Revenues                                        EV/Revenues
             -----------                                        -----------
Low            0.90 x                   Low                        1.02 x
High           5.99 x                   High                       5.10 x

Median         3.11 x                   Median                     3.36 x
Mean           3.02 x                   Mean                       3.17 x

All multiples were based on closing stock prices on June 22, 2001. Applying the revenue multiples to the representative levels of revenue for Microware indicates an enterprise value between $12.59 and $93.77 million. Houlihan Lokey also examined earnings before interest, taxes, depreciation and amortization, or EBITDA, multiples for the comparable companies but determined that these multiples were not meaningful given the fact that Microware did not generate positive EBITDA on a last twelve months basis and does not anticipate generating positive EBITDA on a next twelve months basis.

     Comparable Transaction Approach. Houlihan Lokey reviewed certain recent mergers and acquisition transactions reported in SEC filings, public company disclosures, press releases, industry and popular press reports, databases, and involved companies comparable to Microware.

     Houlihan Lokey compared enterprise values, or EV, in the selected transactions as multiples of latest twelve months revenue. Information regarding 50 comparable transactions yielded meaningful EV to revenue multiples, and the summary of the comparable transaction analysis is as follows:

                     Latest Twelve Months
                          EV/Revenues
                          -----------
Low                         0.29 x
High                        9.02 x

Median                      2.77 x
Mean                        1.85 x

Applying the revenue multiples to the representative levels of revenue for Microware indicates an enterprise value between $4.0 and $126.5 million.

     Discounted Cash Flow Approach. Using the discounted cash flow approach, Houlihan Lokey estimated the present value of the future cash flows that Microware could be expected to produce under the various assumptions and in accordance with management forecasts and estimates as to future performance assuming that Microware continued to operate on a stand-alone basis and without giving effect to the Merger.

     The discounted cash flow was calculated assuming discount rates ranging from 18 percent to 26 percent, which reflects the assumed riskiness of the projected cash flows, and was comprised of the sum of the present values of:

     o    the projected free cash flows for the years 2002; and

     o the anticipated terminal value based on a range of multiples of 7.0x to 9.0x of its future EBITDA.

This analysis produced enterprise value indications ranging from $19.6 million and $23.6 million.

Fairness of Consideration

     To determine the fairness of the Offer and the Merger to Microware's shareholders from a financial point of view, Houlihan Lokey compared the value implied by the Offer to Microware's then-current publicly traded stock price. Houlihan Lokey concluded that the enterprise value of Microware implied by RadiSys' offer is approximately $23.2 million, giving consideration to a $2.2 million payment of the holders of all outstanding convertible debentures, the assumption of $6.7 million assumption in outstanding mortgage obligations, and the payment of $1.3 million in expenses and fees. On a fully diluted basis net of liabilities paid or assumed, this indicates a value of $0.68 per share.

     Houlihan Lokey concluded that the proposed Offer represented a 58% premium to the traded stock price five days prior to the Opinion, and a 70% premium to the traded stock price on the day prior to the Opinion. Houlihan Lokey compared these premiums with similar transactions. These transactions showed median premiums of 51% and 40% to the traded stock price five days and one day prior to the date of announcement, respectively.

     In evaluating the fairness of the Offer and the Merger, from a financial point of view, Houlihan Lokey considered the expected value to Microware of completing the Merger and certain other alternatives to the Merger. With regard to each alternative, Houlihan Lokey's analysis qualitatively considered the valuation implications to Microware, the probability of successfully completing the alternative, and the cost and time to implement. In assessing strategic alternatives available, Houlihan Lokey also considered the majority shareholders' agreement to tender their shares.

     For purposes of this analysis Houlihan Lokey considered the following strategic alternatives:

     o    status quo;

     o    sale of Microware to another buyer; and

     o    liquidation.

Houlihan Lokey noted that of the strategic alternatives considered, the Offer and Merger appears to provide the greatest value to Microware's shareholders.

     o For purposes of the Opinion, Houlihan Lokey relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it and did not assume responsibility for the independent verification of that information.

     Houlihan Lokey drew no specific conclusion from its comparable company, comparable transaction, discounted cash flow and market trading analyses, but subjectively factored its observations from these analyses into its qualitative assessment of the relevant facts and circumstances. Houlihan Lokey's analyses indicated that the Consideration to be received by our public shareholders in connection with the Merger is fair from a financial point of view.

     The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its Opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its Opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole. In its analysis, Houlihan Lokey made numerous assumptions with respect to Microware's industry performance, general business, economic, and market and financial conditions, many of which are beyond Microware's control. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. However, there were no specific factors reviewed by Houlihan Lokey that did not support its Opinion. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

     Houlihan Lokey is a nationally recognized investment banking firm with special expertise in, among other things, valuing businesses and securities and rendering fairness opinions. As part of its investment banking business, Houlihan Lokey is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, employee stock ownership plans, corporate and other purposes. Microware selected Houlihan Lokey because of its investment banking experience and expertise in performing valuation and fairness analysis. Houlihan Lokey does not beneficially own nor has it ever beneficially owned any interest in Microware.

     Fees and Expenses. Microware retained Houlihan Lokey on September 30, 1999, to act its investment banker as well as to analyze the fairness of the Consideration to our public shareholders from a financial point of view. Microware agreed to pay Houlihan Lokey a fee of investment banking fees of approximately $464,000 in connection with the Merger, plus reasonable out-of-pocket expenses incurred in connection with the Merger. Microware has also agreed to indemnify Houlihan Lokey and its directors, officers, agents and employees against certain liabilities and expenses in connection with the rendering of its services.

                            The Parties to the Merger

Information concerning Microware

     Microware was incorporated in the state of Iowa in 1977 under the name Microware Systems Corporation. Microware's principal executive offices are located at 1500 NW 118th Street, Des Moines, Iowa 50325 and its telephone number is (515) 223-8000.

     Microware develops, markets and supports sophisticated real-time operating system software, network and communications software and development tools for the embedded systems, communications and consumer products markets. Microware's operating system product line is built around its OS-9 real-time operating system, which was first introduced in 1980 and has been continually refined to incorporate advances in technology. OS-9 is a real-time operating system targeted at "embedded systems" - computers dedicated to specialized tasks embedded within application-specific industrial or computer products. Microware markets its products through its sales forces in North America, Europe and Japan.

     During the past fiscal year, Microware shifted its emphasis toward network and communications-oriented applications, including introduction of a product, the IXP 1200 Microcode Support Library (MSL), which provides a powerful microcode solution for the Intel IXP 1200 Network processor. This product line is operating system independent and thus can be used with Linux, OS-9 and other popular operating systems. Microware has also developed high performance routing software such as RIP, OSPF, etc., which can be used by the MSL and/or OS-9 network software.

     Microware's business includes developing and marketing system software and middleware for use in embedded systems; communications infrastructure products; networking equipment; networked applications; industrial automation; medical and governmental/military systems; and high volume connected embedded systems for consumer and business uses, such as digital television decoders, advanced wireless telephones and pagers, point-of-sale equipment, in-car navigation systems and Internet appliances. Microware markets its products primarily through its sales forces in North America, Europe and Japan.

Information concerning RadiSys and Drake Merger Sub

     Drake Merger Sub is a recently formed Iowa corporation and is a direct wholly owned subsidiary of RadiSys. To date, Drake Merger Sub has not conducted any business other than incident to its formation, the execution and delivery of the Merger Agreement and the completion of the Offer. Drake Merger Sub's only assets are the shares of Microware it purchased under the Offer. The address of the principal office of Drake Merger Sub is care of RadiSys Corporation, 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124 and its business telephone number is
(503) 615-1100.

     RadiSys is a leading provider of building blocks enabling next-generation Internet and communications systems. The building blocks provided to telecommunications equipment manufacturers include Intel-architecture embedded computers, network processors, DSP modules and algorithms, network interfaces and protocols, high-availability switch-fabric system platforms, and SS7/signaling blades and gateways. RadiSys primarily sells building blocks to original equipment manufacturers, or OEMs. RadiSys has a broad customer base of leading OEMs.

     RadiSys' primary focus in on the sale of custom, or "perfect fit" products that are designed to address the specific requirements of its OEM customers. RadiSys draws on its extensive experience and large design library to create products with varying degrees of customization. RadiSys' highly differentiated position in the market is a result of its focus on Intel-based technology, its broad array of building-block technology, its tight "virtual division" relationships with its customers, and its use of intellectual property to generate "perfect fit" solutions for its customers.

     RadiSys is an Oregon corporation. Its registered and principal executive offices are located at 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124 and its telephone number is (503) 615-1100.

Additional available information

     Microware has filed a Form 15 to terminate the registration of its shares with the Exchange Act. Pending termination, Microware's obligations to file periodic reports under Section 13 and 15(d) of the Exchange Act has been suspended. The shares of common stock of Microware and RadiSys are registered under the Exchange Act. Accordingly, Microware and RadiSys are subject to the information reporting requirements of the Exchange Act (subject to the suspension of Microwares's obligations described above) and, in accordance with those requirements, are obligated to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") relating to their respective businesses, financial conditions and other matters. Information, as of particular dates, concerning Microware and RadiSys' directors and officers, their remuneration, stock options granted to them, the principal holders of Microware and RadiSys' securities and any material interest of those persons in transactions with Microware or RadiSys is required to be disclosed in each company's respective proxy statements and distributed to their respective shareholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities at the Commission's principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a site on the World Wide Web, and the reports, proxy statements and other information filed by Microware and RadiSys with the Commission may be accessed electronically on the Web at http://www.sec.gov. Copies of these materials may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

                Surrender of Certificates and Payment Procedures

     As soon as practicable after the Effective Time, Mellon Investor Services LLC, the exchange agent, will mail to each record holder of a certificate representing an outstanding Share a letter of transmittal and instructions for effecting the surrender of the certificate. Upon surrender to the paying agent of a certificate representing a Share, together with a duly executed letter of transmittal and other documents that may reasonably be required by the paying agent, the holder of the certificate shall be entitled to receive $0.68 per Share in cash, without interest. Until surrendered in accordance with the foregoing instructions, each certificate representing a Share will represent for all purposes only the right to receive $0.68 per Share in cash, without interest.

     You should not send your Share certificates to the exchange agent now. Share certificates should be sent to the exchange agent only pursuant to instructions set forth in the letter of transmittal, which will be mailed to you as soon as practicable after the Effective Time. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement, the Merger Agreement and the letter of transmittal.

     Any merger consideration made available to the exchange agent that remains unclaimed by shareholders for one year after the Effective Time will be delivered to the Surviving Corporation and any stockholders who have not surrendered their certificates before that time must look to the Surviving Corporation for payment of their claim for merger consideration.

     Any questions concerning payment procedures and requests for letters of transmittal may be addressed to the exchange agent at (800) 504-8997 (toll free) or at (917) 320-6267 (international calls).

                               Dissenters' Rights

     Shareholders of Microware have rights under Division XIII of the Iowa Business Corporations Act to dissent and demand appraisal of, and to obtain payment for, the fair value of their Shares. To preserve your right to dissent, you must deliver to Microware before the vote is taken written notice of your intent to demand payment for your Shares if the Merger is completed. Voting against approving the Merger Agreement is not sufficient notice of your intent to dissent under Iowa law.

     These dissenters' rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger) to be required to be paid in cash to the dissenting holders for their Shares. In addition, the dissenting shareholders would be entitled to receive payment of a fair rate of interest from the date of completion of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, an Iowa court would be required to take into account all relevant factors. Accordingly, the determination could be based on considerations other than, or in addition to, the market value of the Shares. Therefore, the value determined in an appraisal proceeding could be different from the price being paid in the Merger. A copy of Division XIII of the Iowa Business Corporations Act can be found in Annex B of this proxy statement.

           Holdings of Shareholders, Directors and Executive Officers

     The following table sets forth, as of August 10, 2001, the name, address and holdings of each person (including any "group" as defined in Section 13(d)(3) of the Exchange Act) known by Microware to be the beneficial owner of more than five percent of the Common Stock, and the amount of Common Stock beneficially owned by each of the directors, named executive officers and by all directors and executive officers of Microware as a group, in each case to the best of Microware's knowledge.

                                                                         PERCENT
                                AMOUNT AND NATURE OF BENEFICIAL            OF
NAME OF BENEFICIAL OWNER                  OWNERSHIP                       CLASS
------------------------               -----------------                  -----

EXECUTIVE OFFICERS AND DIRECTORS(1)
Kenneth B. Kaplan                                      0                     *
George E. Leonard                                      0                     *
David A. Kendall                                       0                     *
Douglas Kostlan                                        0                     *
Kenji Nakai                                            0                     *
Gerhard Roesch                                         0                     *
Beth E. Law                                            0                     *
Arthur Don                                             0                     *
Daniel P. Howell                                       0                     *
Dennis E. Young                                        0                     *
Robert A. Peiser                                       0                     *
All executive officers and directors as a group
(8 persons)                                            0                     *
                                                   ----------              ----
OTHER FIVE PERCENT SHAREHOLDERS

Drake Merger Sub, Inc.,
a wholly owned subsidiary of RadiSys Corporation   15,839,793(2)           82.5

----------
* Less than 1% of the outstanding Common Stock.

(1) Microware believes the executive officers and directors named in this table have tendered to Drake Merger Sub all shares of Common Stock beneficially owned by them.

(2) Does not include 56,740 shares subject to notices of guaranteed delivery as of August 10, 2001.

                   Interests of various persons in the Merger

     Some members of Microware's management and Microware's board (as well as other employees of Microware) have interests in the Merger that are described below that are in addition to their interests as shareholders generally. Microware's board took these interests into account in approving and adopting the Merger Agreement and the transactions contemplated by it.

Stock options and warrants

     In connection with the Offer and the Merger, Microware has accelerated the vesting of each option to purchase shares outstanding under any stock option or agreement of Microware whether or not then exercisable or fully vested. The Merger Agreement provides that at the Effective Time, each option or warrant will be converted into the right to receive an amount in cash equal to the positive difference between $0.68 and the exercise price of the option or warrant, multiplied by the number of shares of Common Stock for which the option or warrant was exercisable immediately before the Effective Time. For example, if the exercise price of the option is $0.40 per share, the positive difference is $0.68 minus

$0.40, or $0.28 per share. On the other hand, if the exercise price is $1.00 per share, there is no positive difference between $0.68 and the per share exercise price. Microware is in the process of entering into, with the consent of RadiSys, an Employee Stock Option Payout Agreement with each option holder to accelerate vesting of outstanding options and implement the requirements of the Merger Agreement.

Employment agreement with George E. Leonard

     In September of 1999, Microware entered into an employment agreement with Mr. Leonard whereby he agreed to serve as Chief Financial Officer of Microware for an initial term through March 31, 2001. This agreement is currently effective until March 31, 2002, and is automatically extended for additional one-year periods unless terminated by either party in accordance with the agreement. Mr. Leonard currently earns a base salary of $180,000 per year. Mr. Leonard's employment agreement provides that, in the event Mr. Leonard's employment is involuntarily terminated as a result of a change of control of Microware, he will be entitled to a severance payment equal to one year of his base salary.

Indemnification of Microware directors and officers

     RadiSys, Drake Merger Sub and Microware have each agreed that for six years after the effective time of the Merger, RadiSys will not permit the articles of incorporation of the Surviving Corporation to contain provisions any less favorable with respect to indemnification than are set forth in the articles of incorporation of Microware immediately before the Effective Time, provided that each person entitled to this indemnity had no knowledge of any claim for which indemnification would be required. RadiSys, however, may cause the Surviving Corporation to repeal or otherwise eliminate from its articles of incorporation these indemnification provisions if a substantially similar indemnity is provided by RadiSys. See "The Merger and the Merger Agreement - The Merger Agreement - Indemnification."

Insurance for Microware directors and officers

     In accordance with the Merger Agreement, for two years after the Effective Time, RadiSys has agreed to maintain in effect the current officers' and directors' liability insurance covering those persons who are now covered by Microware's officers' and directors' liability insurance policy to the extent that it provided coverage for events occurring on or before the Effective Time, so long as the annual premium would not exceed $300,000. If the premiums for the insurance would at any time exceed $300,000, then RadiSys will maintain policies of insurance that in RadiSys' good faith determination provide the maximum coverage available at an annual premium of $300,000.

                                 Other Matters


Cost of solicitation

     All expenses incurred in the solicitation of proxies will be borne by Microware. Microware does not anticipate soliciting proxies in any manner other than by mail

Proposals of security holders

     Upon completion of the Merger, all of the outstanding shares of Microware, as the Surviving Corporation, will be owned by RadiSys. As a result, Microware will not solicit proxies in connection with an annual meeting of shareholders. If the Merger is not completed, then proposals of shareholders intended to be presented at the 2001 Annual Meeting of Shareholders, and intended to be included in Microware's proxy statement for the meeting, must be received by the Secretary of Microware at Microware's principal executive offices for inclusion in Microware's proxy statement and form of proxy relating to that meeting no later than September 15, 2001. Proposals received after October 2, 2001 will be considered untimely.


                                        By Order of the Board of Directors


                                        /s/  GEORGE E. LEONARD
                                        --------------------------
Date:  August 16, 2001                  GEORGE E. LEONARD
                                        SECRETARY

                                                                         Annex A

                Opinion of Houlihan Lokey Howard & Zukin Capital

June 29, 2001

Board of Directors
Microware Systems Corp.
1500 NW 118th Street
Des Moines, IA 50325

Dear Directors:

We understand that Microware Systems Corp. ("Microware") has entered into a merger agreement with RadiSys Corporation ("RadiSys"). Pursuant to a Merger Agreement (the "Merger Agreement"), RadiSys will acquire 100% of Microware by purchasing all common stock, all outstanding equity-linked and convertible securities for cash, payment of certain fees and expenses, and assumption of all interest-bearing liabilities. The Total Purchase Price ("Total Purchase Price") includes the following: (i) the purchase of common stock of the Company for $0.68 per share (the "Offer"), an aggregate amount of $13.034 million assuming 19,168,155 common shares outstanding (the "Common Shares"); (ii) a $2.200 million payment to Elder Court LLC for all outstanding convertible debenture, private equity credit line, and related warrant securities in Microware currently held by Elder Court LLC and its related or affiliated parties; (iii) the assumption of a $6.668 million mortgage obligation; and (iv) the payment of $1.300 million in directors and officers insurance, severance costs and transaction fees. The merger and other related transactions are collectively referred to as the "Merger". At the time of the Merger, Microware will merge into a subsidiary of RadiSys, with Microware surviving the Merger as a wholly owned subsidiary of RadiSys. The issued and outstanding shares of RadiSys will continue to remain outstanding. The Merger Agreement provides the Microware Board of Directors with fiduciary discretion, which allows Microware's Board of Directors to proceed with a higher and better offer, but in that event, Microware must pay a termination fee of $0.775 million (the "Termination Fee"). The Merger and all related transactions, identified to us, are referred to collectively herein as the "Transaction." You have requested our opinion (the "Opinion") as to as to the matters set forth below. The Opinion does not address Microware's underlying business decision to effect the Transaction. In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:


1. reviewed the audited financial statements of Microware for the fiscal years ended March 31, 1999 through 2001, which Microware's management has identified as being the most current financial statements available;

2. reviewed the draft of the Agreement and Plan of Merger and related documents; the draft of the Offer to Purchase for Cash All Outstanding Shares of Common Stock; the draft of the Shareholders Agreement; the draft of the Termination Agreement; the draft of the 19.9% Option Agreement; and the draft of the Termination and Buyout Agreement, all of which are dated June 29, 2001;

3. met and interviewed certain members of management of Microware to discuss the operations, financial condition, future prospects, and projected operations and performance of the Microware businesses, and met with representatives of Microware's independent accounting firm, investment bankers, and counsel to discuss certain matters;

4.   visited manufacturing facilities of Microware to review operations;

5. reviewed forecasts and projections prepared by Microware's management with respect to Microware for the fiscal year ended March 31, 2002;

6. reviewed certain other publicly available financial data for certain companies that we deem comparable to Microware, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction;

7. reviewed certain publicly available data related to termination fees for mergers that occurred in 1999, 1998, and 1997;

8. reviewed the historical market prices and trading volume for Microware's publicly traded securities; and

9. conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of Microware and RadiSys, and that there has been no material change in the assets, financial condition, business or prospects of Microware and RadiSys since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to Microware and RadiSys and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of Microware or RadiSys. Our opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon the foregoing, and in reliance thereon, it is our opinion that the proposed consideration to be received by the holders of Common Shares pursuant to the Offer and the Merger is fair to the holders from a financial point of view.


/s/ HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL, INC.

                                                                         Annex B

                         Iowa Business Corporations Act

                                  Division XIII
                               Dissenters' Rights

                                     Part A

490.1301. Definitions for Division XIII

In this division:

1. "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

2. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

3. "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 490.1302 and who exercises that right when and in the manner required by sections 490.1320 through 490.1328.

4. "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. With respect to a dissenter's shares that are the shares of a corporation that is a bank holding company as defined in section 524.1801, the factors identified in section 524.1406, subsection 3, paragraph "a", shall also be considered.

5. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

6. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

7. "Shareholder" means the record shareholder or the beneficial shareholder.

490.1302. Shareholders' right to dissent

1. A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:
     a. Consummation of a plan of merger to which the corporation is a party if either of the following apply:
          (1) Shareholder approval is required for the merger by section
     490.1103 or the articles of incorporation and the shareholder is entitled to vote on the merger.
          (2) The corporation is a subsidiary that is merged with its parent under section 490.1104.
     b. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

     c. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

     d. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it does any or all of the following:

          (1) Alters or abolishes a preferential right of the shares.
          (2) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.
          (3) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.
          (4) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.
          (5) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 490.604.
          (6) Extends, for the first time after being governed by this chapter, the period of duration of a corporation organized under chapter 491 or former chapter 496A and existing for a period of years on the day preceding the date the corporation is first governed by this chapter.
     e. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

2. A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter is not entitled to challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

490.1303. Dissent by nominees and beneficial owners

1. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in that shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

2. A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if the shareholder does both of the following:
     a. Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.
     b. Does so with respect to all shares of which the shareholder is the beneficial shareholder or over which that beneficial shareholder has power to direct the vote.

                                     Part B

490.1320. Notice of dissenters' rights

1. If proposed corporate action creating dissenters' rights under section
490.1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this part and be accompanied by a copy of this part.

2. If corporate action creating dissenters' rights under section 490.1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 490.1322.

490.1321. Notice of intent to demand payment

1. If proposed corporate action creating dissenters' rights under section
490.1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must do all of the following:
     a. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated.
     b. Not vote the dissenting shareholder's shares in favor of the proposed action.

2. A shareholder who does not satisfy the requirements of subsection 1, is not entitled to payment for the shareholder's shares under this part.

490.1322. Dissenters' notice

1. If proposed corporate action creating dissenters' rights under section
490.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 490.1321.

2. The dissenters' notice must be sent no later than ten days after the proposed corporate action is authorized at a shareholders' meeting, or, if the corporate action is taken without a vote of the shareholders, no later than ten days after the corporate action is taken, and must do all of the following:
     a. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited.
     b. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.
     c. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date.
     d. Set a date by which the corporation must receive the payment demand, which date shall not be fewer than thirty nor more than sixty days after the date the dissenters' notice is delivered.
     e. Be accompanied by a copy of this division.

490.1323. Duty to demand payment

1. A shareholder sent a dissenters' notice described in section 490.1322 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to section 490.1322, subsection 2, paragraph "c", and deposit the shareholder's certificates in accordance with the terms of the notice.

2. The shareholder who demands payment and deposits the shareholder's shares under subsection 1 retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

3. A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this division.

490.1324. Share restrictions

1. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 490.1326.

2. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

490.1325. Payment

1. Except as provided in section 490.1327, at the time the proposed corporate action is taken, or upon receipt of a payment demand, whichever occurs later, the corporation shall pay each dissenter who complied with section 490.1323 the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

2. The payment must be accompanied by all of the following:

     a. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any.
     b. A statement of the corporation's estimate of the fair value of the shares.
     c. An explanation of how the interest was calculated.
     d. A statement of the dissenter's right to demand payment under section 490.1328.
     e. A copy of this division.

490.1326. Failure to take action

1. If the corporation does not take the proposed action within one hundred eighty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

2. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 490.1322 as if the corporate action was taken without a vote of the shareholders and repeat the payment demand procedure.

490.1327. After-acquired shares

1. A corporation may elect to withhold payment required by section 490.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

2. To the extent the corporation elects to withhold payment under subsection 1, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 490.1328.

490.1328. Procedure if shareholder dissatisfied with payment or offer

1. A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under section 490.1325, or reject the corporation's offer under section 490.1327 and demand payment of the fair value of the dissenter's shares and interest due, if any of the following apply:
     a. The dissenter believes that the amount paid under section 490.1325 or offered under section 490.1327 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated.
     b. The corporation fails to make payment under section 490.1325 within sixty days after the date set for demanding payment.
     c. The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

2. A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection 1 within thirty days after the corporation made or offered payment for the dissenter's shares.

                                     Part C

490.1330. Court action

1. If a demand for payment under section 490.1328 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

2. The corporation shall commence the proceeding in the district court of the county where a corporation's principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

3. The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter made a party to the proceeding is entitled to judgment for either of the following:
     a. The amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation.
     b. The fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 490.1327.

6. Notwithstanding the provisions of this division, if the corporation is a bank holding company as defined in section 524.1801, fair value, at the election of the bank holding company, may be determined as provided in section 524.1406, subsection 3, prior to giving notice under section 490.1320 or 490.1322.

The fair value as determined shall be included in any notice under section
490.1320 or 490.1322, and section 490.1328 shall not apply.

490.1331. Court costs and counsel fees

1. The court in an appraisal proceeding commenced under section 490.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 490.1328.

2. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, for either of the following:
     a. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 490.1320 through 490.1328.
     b. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                         ANNEX C
                          Agreement and Plan of Merger

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of June 29, 2001, by and among RadiSys Corporation, an Oregon corporation ("Parent"), Drake Merger Sub, Inc., an Iowa corporation and a direct wholly owned subsidiary of Parent ("Purchaser"), and Microware Systems Corporation, an Iowa corporation (the "Company").

                                    Recitals

     A. The respective Boards of Directors of the Company, Purchaser and Parent have approved the acquisition by Purchaser of the Company.

     B. To that end, Purchaser proposes to make a cash tender offer (the "Offer") to acquire all of the issued and outstanding shares of common stock of the Company ("Common Shares"), for $0.68 per share, or any higher price that may be paid in the Offer (the "Per Share Amount"), subject to any applicable withholding, net to the seller in cash without interest.

     C. In addition, the respective Boards of Directors of the Company, Purchaser and Parent have each approved the merger (the "Merger") of Purchaser with and into the Company following the Offer in accordance with the laws of the state of Iowa.

     D. Concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, Parent, Purchaser and four shareholders of the Company are entering into Shareholder's Agreements pursuant to which the shareholders have, among other things, agreed to tender all of their Common Shares in the Offer, upon the terms and subject to the conditions set forth in the Shareholder's Agreement.

     E. Concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, Parent, Purchaser and the Company are entering into a 19.9% Option Agreement pursuant to which the Company is granting Parent an option to purchase up to 19.9% of the Common Shares, upon the terms and subject to the conditions set forth in the 19.9% Option Agreement.

     F. The Board of Directors of the Company has approved and recommended acceptance of the Offer and the Merger to the holders of Common Shares and has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to and in the best interest of the holders of Common Shares and recommended that the holders of Common Shares accept the Offer and approve this Agreement and the transactions contemplated by this Agreement.

     G. The Company, Purchaser and Parent desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the transactions contemplated by this Agreement.

                                    Agreement

                                    Article I
                             Tender Offer and Merger

     1.1 The Offer.

     1.1.1 Provided that this Agreement shall not have been terminated in accordance with Section 7.1 of this Agreement and that none of the events set forth in Annex I to this Agreement shall have occurred and be existing, Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Securities Exchange Act")) the Offer as promptly as practicable, but in no event later than five business days following the first public announcement of the Offer, and shall use reasonable efforts to complete the Offer. The obligation of Purchaser to accept for payment any Common Shares tendered shall be subject to the satisfaction of only those conditions set forth in Annex I to this Agreement. The Per Share Amount payable in the Offer shall be net to each seller in cash, subject to reduction only for any applicable withholding or stock transfer taxes payable by the seller. The Company agrees that no Common Shares held by the Company or any Company Subsidiaries (as defined below) will be tendered pursuant to the Offer.

     1.1.2 The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") having only the conditions set forth in Annex I to this Agreement. As soon as practicable on the date the Offer is commenced, Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO (together with all amendments and supplements, the "Schedule TO") with respect to the Offer that will comply in all material respects with the provisions of, and satisfy in all material respects the requirements of, Schedule TO and all applicable federal securities laws and will contain (including as an exhibit) or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and summary advertisement (which documents, together with any supplements or amendments, and any other SEC schedule or form which is filed in connection with the Offer and related transactions, are referred to collectively as the "Offer Documents"). Each of Parent, Purchaser and the Company agrees promptly to correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that the information shall have become false or misleading in any material respect and to supplement the information provided by it specifically for use in the Schedule TO or the Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and Purchaser further agrees to take all steps necessary to cause the Schedule TO, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Common Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on any Offer Documents before they are filed with the SEC, and Parent and Purchaser shall consider in good faith any comments received timely.

     1.1.3 Upon the terms and subject to the conditions of the Offer, Purchaser shall accept for payment and pay for Common Shares as soon as permitted under the terms of the Offer and applicable law.

     1.1.4 Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Purchaser shall not (i) reduce the number of Common Shares subject to the Offer, (ii) reduce the Per Share Amount, (iii) impose any other conditions to the Offer other than the conditions set forth in Annex I to this Agreement (the "Offer Conditions") or modify the Offer Conditions (other than to waive any Offer Conditions to the extent permitted by this Agreement), (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) amend any other term of the Offer in any manner adverse to the holders of Common Shares. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as those conditions are satisfied or waived or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer.

     1.2 Company Action.

     1.2.1 Subject to the Company's rights under Sections 4.8 and 7.1 of this Agreement, the Company approves and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held on June 29, 2001, at which all of the directors were present, duly approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, recommended that shareholders of the Company accept the Offer, tender their Common Shares pursuant to the Offer and approve this Agreement and the transactions contemplated by this Agreement, including the Merger, and determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the shareholders of the Company. The Company consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors of the Company. The Company represents that its Board of Directors has received the opinion (the "Fairness Opinion") of Houlihan Lokey Howard & Zukin (the "Financial Advisor") that the proposed consideration to be received by the holders of Common Shares pursuant to the Offer and the Merger is fair to the holders from a financial point of view. The Company has been authorized by the Financial Advisor to permit, subject to the prior review and consent by the Financial Advisor (which consent shall not be unreasonably withheld), the inclusion of the Fairness Opinion (or a reference to it) in the Offer Documents, the Schedule 14D-9 (as defined below) and the Proxy Statement (as defined below), if required.

     1.2.2 The Company shall file with the SEC, as promptly as practicable after the filing by Parent of the Schedule TO with respect to the Offer, a Tender Offer Solicitation/ Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements, the "Schedule 14D-9") that will comply in all material respects with the provisions of all applicable federal securities laws. The Company shall mail the Schedule 14D-9 to the shareholders of the Company as promptly as practicable after the commencement of the Offer. The Schedule 14D-9 and the Offer Documents shall contain the recommendations of the Board of Directors of the Company described in Section 1.2.1 of this Agreement. The Company agrees promptly to correct the Schedule 14D-9 if and to the extent that it becomes false or misleading in any material respect (and each of Parent and Purchaser, with respect to written information supplied by it specifically for use in the Schedule 14D-9, shall promptly notify the Company of any required corrections of the information and cooperate with the Company with respect to correcting the information) and to supplement the information contained in the
Schedule 14D-9 to include any information that becomes necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall take all steps necessary to cause the
Schedule 14D-9 as so corrected or supplemented to be filed with the SEC and disseminated to holders of Common Shares to the extent required by applicable federal securities laws. Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC, and the Company shall consider in good faith any comments received timely.

     1.2.3 In connection with the Offer, the Company shall promptly upon execution of this Agreement furnish Purchaser with mailing labels containing the names and addresses of all record holders of Common Shares and security position listings of Common Shares held in stock depositories, each as of a recent date, and shall promptly furnish Purchaser with additional information reasonably available to the

Company, including updated lists of shareholders, mailing labels and security position listings, and any other information and assistance as Purchaser or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Common Shares. Subject to the requirements of applicable law and except as necessary to disseminate the Offer Documents and otherwise for the purpose of effecting the transactions contemplated by this Agreement, Parent and Purchaser shall hold in confidence the materials furnished pursuant to this Section 1.2.3, use this information only in connection with the Offer, the Merger and the other transactions contemplated by this Agreement and, if this Agreement is terminated, as promptly as practicable return to the Company these materials and all copies thereof in the possession of Parent and Purchaser.

     1.3 Directors. Promptly upon the purchase by Purchaser of Common Shares pursuant to the Offer (and provided that the Minimum Condition has been satisfied), Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board of Directors of the Company that will give Parent, subject to compliance with Section 14(f) of the Securities Exchange Act, representation on the Board of Directors of the Company equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors of the Company (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Common Shares beneficially owned by Parent or any affiliate of Parent (including for purposes of this Section 1.3 Common Shares that are accepted for payment pursuant to the Offer, but excluding Common Shares held by the Company) bears to the number of Common Shares outstanding. At that time, if requested by Parent, the Company will also cause each committee of the Board of Directors of the Company to include persons designated by Parent constituting the same percentage of each committee as Parent's designees are of the Board of Directors of the Company. The Company shall, upon request by Parent, promptly increase the size of the Board of Directors of the Company or exercise reasonable efforts to secure the resignations of the number of directors necessary to enable Parent's designees to be elected to the Board of Directors of the Company in accordance with the terms of this Section 1.3 and to cause Parent's designees so to be elected. Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Securities Exchange Act and Rule 14f-1 promulgated thereunder to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 mailed to shareholders promptly after the commencement of the Offer (or in an amendment or an information statement pursuant to Rule 14f-1 if Parent has not yet designated directors) the information with respect to the Company and its officers and directors required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section
1.3. Parent will supply the Company, and be solely responsible for, any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

     1.4 The Merger. Upon the terms and subject to the conditions of this Agreement, the Merger shall be completed in accordance with the Iowa Business Corporation Act (the "Iowa Code"). At the Effective Time (as defined in Section 1.5), upon the terms and subject to the conditions of this Agreement, Purchaser shall be merged with and into the Company in accordance with the Iowa Code and the separate existence of Purchaser shall cease, and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the state of Iowa as a direct subsidiary of Parent. The parties shall prepare and execute articles of merger (the "Articles of Merger") that comply in all respects with the requirements of the Iowa Code and with the provisions of this Agreement.

     1.5 Effective Time. The Merger shall become effective at the time of the filing of the Articles of Merger with the Secretary of State of Iowa in accordance with the applicable provisions of the Iowa Code or at any later time that may be specified in the Articles of Merger. As soon as practicable after all of the conditions set forth in Article VI of this Agreement have been satisfied or waived by the party or parties entitled to the benefit of the conditions, the parties shall cause the Merger to become effective. Parent and the Company shall mutually determine the time of the filing of the Articles of Merger and the place where the closing of the Merger (the "Closing") shall occur. The time when the Merger shall become effective is referred to as the "Effective Time," and the date on which the Effective Time occurs is referred to as the "Closing Date."

     1.6 Conversion of Common Shares.

     At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder of any of the securities specified below:

     1.6.1 Each Common Share issued and outstanding immediately before the Effective Time (other than any Dissenting Shares (as defined below) and Common Shares to be canceled pursuant to Section 1.6.2) shall be canceled and extinguished and be converted into the right to receive the Per Share Amount in cash payable to the holder of the Common Share, without interest, upon surrender of the certificate representing the Common Share in accordance with Section 1.8. From and after the Effective Time, the holders of certificates evidencing ownership of Common Shares outstanding immediately before the Effective Time shall cease to have any rights with respect to the Common Shares except as otherwise provided in this Agreement or by applicable Law (as defined below).

     1.6.2 Each Common Share owned by Parent, Purchaser or any direct or indirect wholly owned subsidiary of Parent immediately before the Effective Time shall be canceled and extinguished, and no payment or other consideration shall be made with respect thereto.

     1.6.3 The shares of Purchaser common stock outstanding immediately before the Merger shall be converted into 1,000 shares of the common stock of the Surviving Corporation (the "Surviving Corporation Common Stock"), which shares of the Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by Parent.

     1.7 Dissenting Shares.

     1.7.1 Notwithstanding any provision of this Agreement to the contrary, any Common Shares issued and outstanding immediately before the Effective Time and held by a holder who has demanded and perfected his demand for appraisal of his Common Shares in accordance with the Iowa Code (including Sections 490.1320 -
490.1328 of the Iowa Code), and as of the Effective Time has neither effectively withdrawn nor lost his right to appraisal ("Dissenting Shares"), shall not be converted into or represent a right to receive cash pursuant to Section 1.6 of this Agreement, but the holder shall be entitled only to the rights granted by the Iowa Code.

     1.7.2 Notwithstanding the provisions of Section 1.7.1, if any holder of Common Shares who demands appraisal of his Common Shares under the Iowa Code shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, the holder's Common Shares shall automatically be converted into and represent only the right to receive cash as provided in
Section 1.6, without interest, upon surrender of the certificate or certificates representing the Common Shares.

     1.7.3 The Company shall give Purchaser (i) prompt notice of any written demands for appraisal or payment of the fair value of any Common Shares, withdrawals of any demands and any other instruments served pursuant to the Iowa Code received by the Company after the date of this Agreement and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Iowa Code. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Purchaser, settle or offer to settle any demands for appraisal.

     1.8 Surrender of Common Shares.

     1.8.1 Before the Effective Time, Purchaser shall appoint Mellon Investor Services LLC or any other commercial bank or trust company designated by Purchaser and reasonably acceptable to the Company to act as exchange agent under this Agreement (the "Exchange Agent") for the payment of the Per Share Amount upon surrender of certificates representing the Common Shares. All of the fees and expenses of the Exchange Agent shall be borne by Purchaser.

     1.8.2 Parent shall cause the Surviving Corporation to provide the Exchange Agent with cash in amounts necessary to pay for all of the Common Shares pursuant to Section 1.8.3 when and as these amounts are needed by the Exchange Agent.

     1.8.3 On the Closing Date, Purchaser shall instruct the Exchange Agent to mail to each holder of record of a certificate representing any Common Shares canceled upon the Merger pursuant to Section 1.6.1, within five business days of receiving from the Company a list of the holders of record, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Exchange Agent and shall be in the form and have other provisions that Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the certificates. Each holder of a certificate or certificates representing any Common Shares canceled upon the Merger pursuant to
Section 1.6.1 may thereafter surrender the certificate or certificates to the Exchange Agent, as agent for the holder, to effect the surrender of the certificate or certificates on the holder's behalf for a period ending one year after the Effective Time. Upon the surrender of certificates representing the Common Shares, Parent shall cause the Exchange Agent to pay the holder of the certificates in exchange for the certificates cash in an amount equal to the Per Share Amount multiplied by the number of Common Shares represented by the certificate. Until so surrendered, each certificate (other than certificates representing Dissenting Shares) shall represent solely the right to receive the aggregate Per Share Amount relating to the certificate.

     1.8.4 If payment of cash in respect of canceled Common Shares is to be made to a person other than the person in whose name a surrendered certificate or instrument is registered, it shall be a condition to the payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting the payment shall have paid any transfer and other taxes required by reason of the payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of Parent or the Exchange Agent that any tax either has been paid or is not payable.

     1.8.5 At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Common Shares shall be made thereafter, other than transfers of Common Shares that have occurred before the Effective Time. If, after the Effective Time, certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in
Section 1.6.1.

     1.8.6 The Per Share Amount paid in the Merger shall be net to the holder of Common Shares in cash, and without interest subject to reduction only for any applicable withholding or stock transfer taxes payable by the holder.

     1.8.7 Promptly following the date which is one year after the Effective Time, the Exchange Agent shall deliver to Parent all cash, certificates and other documents in its possession relating to the transactions contemplated by this Agreement, and the Exchange Agent's duties shall terminate.

Thereafter, each holder of a certificate representing Common Shares (other than certificates representing Dissenting Shares and certificates representing Common Shares held directly or indirectly by Purchaser or Parent) may surrender the certificate to the Surviving Corporation and (subject to any applicable abandoned property, escheat or similar law) receive in consideration for the certificate the aggregate Per Share Amount relating thereto, without any interest.

     1.8.8 None of the Company, Parent, Purchaser, the Surviving Corporation or the Exchange Agent shall be liable to any holder of Common Shares for any cash delivered to a public official pursuant to any abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

     1.9 Options and Warrants; Other Equity Interests.

     1.9.1 Each option outstanding immediately before the Effective Time to purchase Common Shares (a "Company Option") under the Company's 1991 Stock Option Plan, 1992 Stock Option Plan, 1995 Stock Option Plan or any other stock option plan or agreement of the Company and each warrant outstanding immediately before the Effective Time to purchase Common Shares (a "Company Warrant"), whether or not then vested or exercisable, shall constitute the right to receive an amount in cash equal to the positive difference, if any, between the Per Share Amount and the exercise price of the Company Option or Company Warrant, as applicable, multiplied by the number of Common Shares for which the Company Option or Company Warrant, as applicable, was exercisable immediately before the Effective Time, subject to reduction only for any applicable withholding taxes. The Company shall provide a period of at least 30 days before the Effective Time during which Company Options may be exercised to the extent exercisable at the Effective Time and, upon the expiration of that period, all unexercised Company Options shall immediately terminate. All unexercised Company Warrants shall terminate at the Effective Time. In no event will any Company Options or Company Warrants be exercisable after the Effective Time, except to receive cash as provided in the first sentence of this Section 1.9.

     1.9.2 (a) Before the Effective Time, the Company will take all actions necessary (i) to shorten the offering periods under the Company's 1999 Employee Stock Purchase Plan (the "Stock Purchase Plan"), currently scheduled to terminate on September 30, 2001, so that the offering periods terminate on the day before the Effective Time if the Effective Time occurs on or before September 30, 2001, and (ii) to terminate the Stock Purchase Plan effective as of the earliest of the Effective Time or September 30, 2001.

     (b) The Company shall use reasonable efforts so that as soon as practicable following the date of this Agreement, but in no event later than the Effective Time, no participant in the Company's 401(k) plan shall have any right under that plan to acquire capital stock of the Company except for purchases on the open market.

     (c) The Company shall use reasonable efforts to ensure that following the Effective Time no participant in any Company equity plans shall, subject to
Section 1.9.1, have any right under those plans to acquire capital stock of the Company or Parent except for purchases on the open market.

     1.10 Articles of Incorporation and Bylaws. Subject to Section 5.3, unless otherwise determined by Parent before the Effective Time, at and after the Effective Time (a) the Articles of Incorporation of Purchaser, as in effect immediately before the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the Iowa Code and the Articles of Incorporation; provided, however, that Article I shall be amended and restated in its entirety to provide that the name of the Surviving Corporation shall be RadiSys Microware, Inc.; and (b) the Bylaws of the Surviving Corporation shall be the Bylaws of Purchaser in effect at the Effective Time (subject to any subsequent amendments).

     1.11 Directors and Officers. At and after the Effective Time, the directors and officers of Purchaser immediately before the Effective Time shall be the initial directors and officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified.

     1.12 Other Effects of Merger. The Merger shall have all further effects as specified in the applicable provisions of the Iowa Code.

     1.13 Proxy Statement.

     1.13.1 Following the completion of the Offer and if required by the Securities Exchange Act because of action by the Company's shareholders necessary in order to complete the Merger, the Company shall prepare and file with the SEC and, when cleared by the SEC, shall mail to shareholders, a proxy statement in connection with a meeting of the Company's shareholders to vote upon the adoption of this Agreement and the Merger and the transactions contemplated by this Agreement and the Merger (the "Company Proposals"), or an information statement, as appropriate, satisfying all requirements of the Securities Exchange Act (the proxy or information statement in the form mailed by the Company to its shareholders, together with any and all amendments or supplements, is referred to as the "Proxy Statement").

     1.13.2 Parent will furnish the Company with the information concerning Parent and its subsidiaries that is necessary to cause the Proxy Statement, if required, insofar as it relates to Parent and its subsidiaries, to comply with applicable Laws. Parent agrees promptly to advise the Company if, at any time before the meeting of shareholders of the Company referenced in this Agreement, any Parent Information (as defined below) in the Proxy Statement, if required, is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct the inaccuracy or omission. Parent will furnish the Company with any supplemental information that may be necessary to cause the Proxy Statement, if required, insofar as it relates to Parent and its subsidiaries, to comply with applicable Law after the mailing of the Proxy Statement to the shareholders of the Company.

     1.13.3 The Company and Parent agree to cooperate in making any preliminary filings of the Proxy Statement, if required, with the SEC, as promptly as practicable, pursuant to Rule 14a-6 or Rule 14c-5, as applicable, under the Securities Exchange Act.

     1.13.4 The Company shall provide Parent for its review a copy of the Proxy Statement, if required, before each filing with the SEC, with reasonable time and opportunity for review. Parent authorizes the Company to use in the Proxy Statement the information concerning Parent and its subsidiaries provided to the Company in connection with, or contained in, the Proxy Statement.

     1.14 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Purchaser or the Company or otherwise to carry out this Agreement, the officers and directors of the Company and Purchaser shall be authorized to execute and deliver, in the name and on behalf of Purchaser or the Company, any deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Purchaser or the Company, any other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     1.15 Merger Without Meeting of Shareholders. Notwithstanding the foregoing provisions of this Article I, if Purchaser, or any other direct or indirect subsidiary of Parent, acquires at least 90% of the outstanding Common Shares, the parties agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of shareholders of the Company, in accordance with
Section 490.1104 of the Iowa Code.

     1.16 Lost, Stolen or Destroyed Certificates. If any certificates representing Common Shares shall have been lost, stolen or destroyed, the Exchange Agent shall make payment in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the holder; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen or destroyed certificates to deliver a bond in a sum that it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

     1.17 Material Adverse Effect. When used in connection with the Company or any Company Subsidiaries (as defined below) or Parent, or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other similar changes, effects or circumstances that have occurred during the period relevant to the determination of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and any Company Subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole.

                                   Article II
                  Representations and Warranties of the Company

     The Company represents and warrants to Parent and Purchaser that, except as set forth in the correspondingly numbered Sections of the letter, dated the date of this Agreement, from the Company to Parent (the "Company Disclosure Letter"); provided, that disclosure of any fact or item in any section of the Company Disclosure Letter shall be deemed to be disclosed with respect to every other section so long as the level of particularity or manner of disclosure of the fact or item expressly disclosed in one section of the Company Disclosure Letter permits a reasonable person to find the disclosure relevant to another section:

     2.1 Organization and Good Standing. The Company and each of the Company Subsidiaries is a corporation duly organized and validly existing under the laws of the state of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes the qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent accurate and complete copies of the Restated and Amended Articles of Incorporation and Restated and Amended Bylaws, as currently in effect, of the Company. For purposes of this Agreement, the term "Company Subsidiary" shall mean any "subsidiary" (as that term is defined in Rule 1-02 of Regulation S-X of the SEC) of the Company.

     2.2 Capitalization. The Company's capitalization is set forth in Section
2.2 of the Company Disclosure Letter, which lists, as of the date of this Agreement and as of the Effective Time, all authorized and outstanding Common Shares and shares of Series I Preferred Stock (the "Preferred Shares"), and all Common Shares reserved for issuance pursuant to outstanding Company Options and

Company Warrants. Upon the exercise of all Company Options and Company Warrants that have exercise prices exceeding the Per Share Amount, the number of Common Shares issued and outstanding on a fully diluted basis shall be as set forth in
Section 2.2 of the Company Disclosure Letter. No other capital stock of the Company is authorized or issued. All issued and outstanding Common Shares are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Section 2.2 of the Company Disclosure Letter, as of the date of this Agreement there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, or authorized but unissued, shares of the capital stock or any other security of the Company, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. There are no obligations, contingent or other, of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Common Shares or the capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity.

     2.3 Subsidiaries. Section 2.3 of the Company Disclosure Letter sets forth the name and jurisdiction of incorporation of each Company Subsidiary, each of which is wholly owned by the Company. Except as set forth in Section 2.3 of the Company Disclosure Letter, all of the capital stock and other interests of the Company Subsidiaries so held by the Company are owned by it or a Company Subsidiary as indicated in Section 2.3 of the Company Disclosure Letter, free and clear of any claim, lien, encumbrance or security interest with respect thereto. All of the outstanding shares of capital stock of each of the Company Subsidiaries directly or indirectly held by the Company are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable Laws. No equity securities or other interests of any of the Company Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock. Except as set forth in Section 2.3 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which interest the Company has invested or is required to invest $50,000 or more, excluding securities in any publicly traded company held for investment by the Company and comprising less than 5% of the outstanding stock of the company.

     2.4 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement, including, but not limited to, the Merger, have been duly and validly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize the execution and delivery of this Agreement or to complete the transactions contemplated by this Agreement (other than adoption of this Agreement by the holders of Common Shares with voting power equal to a majority of the voting power of all outstanding Common Shares in accordance with the Iowa
Code). This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies (the "Enforceability Exceptions").

     2.5 Governmental Approvals. No consent, approval, waiver or authorization of, notice to or declaration or filing with ("Consent") any nation or government, any state or other political subdivision or any entity, authority or body exercising executive, legislative, judicial or regulatory functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission or instrumentality, any court, tribunal or arbitrator and any self-regulatory organization ("Governmental Authority"), on the part of the Company or any of the Company Subsidiaries is required in connection with the execution or delivery by the Company of this Agreement or the completion by the Company of the transactions contemplated by this Agreement other than (i) the filing of the Articles of Merger with the Secretary of State of Iowa in accordance with the Iowa Code, (ii) filings with the SEC, (iii) filings pursuant to the rules and regulations of The Nasdaq Stock Market ("Nasdaq") and (iv) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

     2.6 No Violations. Except as set forth in Section 2.6 of the Company Disclosure Letter, the execution and delivery of this Agreement, the completion of the transactions contemplated by this Agreement and compliance by the Company with any of the provisions of this Agreement will not (i) conflict with or result in any breach of any provision of the Restated and Amended Articles of Incorporation or Restated and Amended Bylaws of the Company or similar documents of any of the Company Subsidiaries, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of, any Company Material Contract (as defined below), (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of the Company or any Company Subsidiary or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5, violate any applicable provision of any statute, law, rule or regulation or any order, decision, injunction, judgment, award or decree ("Law") to which the Company or any Company Subsidiary or its assets or properties are subject, except, in the case of each of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which would not reasonably be expected to have a Material Adverse Effect.

     2.7 Securities Filings. The Company has made available to Parent true and complete copies of (i) its Annual Report on Form 10-K for the fiscal year ended March 31, 2001, as filed with the SEC, (ii) its proxy statements relating to all of the meetings of shareholders (whether annual or special) of the Company since July 1, 1996 as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments (including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in each case as amended) filed by the Company with the SEC since July 1, 1996. The reports and statements set forth in clauses (i) through (iii) above, and those subsequently provided or required to be provided pursuant to this Section 2.7, are referred to collectively as the "Company Securities Filings." Except as set forth in
Section 2.7 of the Company Disclosure Letter, as of their respective dates, or as of the date of the last amendment, if amended after filing, the Company Securities Filings were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, or the Securities Exchange Act, as the case may be, and none of the Company Securities Filings contained or, as to the Company Securities Filings subsequent to the date of this Agreement, will contain, any untrue statement of a material fact or omitted or, as to the Company Securities Filings subsequent to the date of this Agreement, will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     2.8 Company Financial Statements; Operating Expenses. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company Securities Filings (the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the Company Financial Statements or in the notes to the Company Financial Statements) and present fairly, in all material respects, the financial position of the Company and the Company Subsidiaries as of the dates of the Company Financial Statements and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described in the Company Financial Statements and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Exchange Act.

     2.9 Absence of Certain Changes or Events. Except as set forth in Section
2.9 of the Company Disclosure Letter, from March 31, 2001 through the date of this Agreement there has not been: (i) any event that has had or would reasonably be expected to have a Material Adverse Effect; (ii) any declaration, payment or setting aside for payment of any dividend or other distribution or any redemption or other acquisition of any shares of capital stock or securities of the Company by the Company; (iii) any material damage or loss to any material asset or property, whether or not covered by insurance; (iv) any change by the Company in accounting principles or practices; (v) any material revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any sale of a material amount of property of the Company, except in the ordinary course of business; or (vii) any other action or event that would have required the consent of Parent pursuant to Section 4.1 had the action or event occurred after the date of this Agreement.

     2.10 No Undisclosed Liabilities. Except as set forth in Section 2.10 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any liabilities (absolute, accrued, contingent or other), except liabilities (a) adequately provided for in the Company's audited balance sheet (including any related notes) for the fiscal year ended March 31, 2001 included in the Company's 2001 Annual Report on Form 10-K (the "2001 Balance Sheet"), (b) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the 2001 Balance Sheet, (c) incurred since March 31, 2001 in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement or (e) which would not reasonably be expected to have a Material Adverse Effect.

     2.11 Compliance with Laws. Except as set forth in Section 2.11 of the Company Disclosure Letter, the business of the Company and each of the Company Subsidiaries has been operated in compliance with all applicable Laws, except for any non-compliance which would not reasonably be expected to have a Material Adverse Effect.

     2.12 Permits. Except as set forth in Section 2.12 of the Company Disclosure Letter, (i) the Company and the Company Subsidiaries have all permits, certificates, licenses, approvals and other authorizations from Governmental Authorities required in connection with the operation of their respective businesses (collectively, "Company Permits"), (ii) neither the Company nor any Company Subsidiary is in violation of any Company Permit and (iii) no proceedings are pending or, to the knowledge of the Company, threatened, to revoke or limit any Company Permit, except, in the case of each of clauses (i),
(ii) and (iii) above, those the absence or violation of which would not reasonably be expected to have a Material Adverse Effect.

     2.13 Litigation. Except as disclosed in Section 2.13 of the Company Disclosure Letter, there is no suit, action or proceeding ("Litigation") pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against the Company or any Company

Subsidiary which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     2.14 Contracts. 2.14.1 Section 2.14 of the Company Disclosure Letter includes, as of the date of this Agreement, a list of the Company's material contracts (the "Company Material Contracts"), which includes (i) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, guaranties, standby letters of credit, equipment leases or lease purchase agreements, each in an amount equal to or exceeding $50,000 to which the Company or any Company subsidiary is a party or by which any of them is bound; (ii) all contracts, agreements, commitments or other understandings or arrangements other than those addressed in Section 2.15 to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in the case of any of these contacts, agreements, commitments, or other understandings or arrangements, individual payments or receipts by the Company or any Company Subsidiary that are reasonably expected to be less than $50,000 over the remaining term of the contract, commitment, agreement, or other understanding or arrangement; and (iii) all agreements which are required to be filed as "material contracts" with the SEC pursuant to the requirements of the Securities Exchange Act. The Company is not a party to any agreements to acquire in the future the stock or substantially all the assets of another person. Except as disclosed in Section 2.14 of the Company Disclosure Letter, all Company Material Contracts are valid and binding and are in full force and effect and enforceable against the Company or Company Subsidiary in accordance with their respective terms, subject to the Enforceability Exceptions, and neither the Company nor any Company Subsidiary is in violation or breach of or default under any Company Material Contract, except where the failure to be in full force and effect or where the violation or breach would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no party (other than the Company or Company Subsidiaries) is in default, violation or breach of any Company Material Contract where the violation or breach would reasonably be expected to have a Material Adverse Effect.

     2.14.2 The Company has entered into an agreement (the "Buy-out Agreement") with Elder Court, LLC and the related parties set forth in the Buy-out Agreement (collectively, "Elder") pursuant to which Elder has agreed to terminate its equity line of credit agreement with the Company, the convertible debenture and warrants and other related rights Elder holds in return for the consideration specified in the Buy-out Agreement, which consideration is to be advanced to the Company by Parent. The Company has provided a true and complete copy of the Buy-out Agreement to Parent. The Buy-out Agreement will be completed immediately before Purchaser's acceptance of Common Shares tendered in the Offer. The Buy-out Agreement is valid and binding and is in full force and effect and enforceable in accordance with its terms, subject to the Enforceability Exceptions, and neither the Company nor, to the knowledge of the Company, Elder is in violation or breach of or default under the Buy-out Agreement.

     2.15 Employee Matters.

     2.15.1 Section 2.15.1 of the Company Disclosure Letter lists all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare benefit plans (as defined in Section 3(1) of ERISA) and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any employment, executive compensation or severance agreements, written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any former or current employee, officer or consultant who is an individual or an individual doing business in a corporate form (or any of their beneficiaries) of the Company or any other entity (whether or not incorporated) which is treated as a single employer with the Company (an "ERISA Affiliate") under Section 414(b), (c), (m) or (o) of the

Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code") or Section 4001(a)(14) or (b) of ERISA, or any Company Subsidiary, with respect to which the Company has or could have any current (actual or contingent) material liability (together for purposes of this Section 2.15, the "Employee Plans"). Before the date of this Agreement, the Company has provided or made available to Parent copies of (i) each written Employee Plan (or a written description of any Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications and any material communications to plan participants, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Employee Plan required to make such a filing, and (iii) the most recent favorable determination letters issued for each Employee Plan and related trust which is intended to qualify under Section 401(a) of the Code (and, if an application for a determination is pending, a copy of the application for the determination).

     2.15.2 (i) None of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person (other than in accordance with Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA), and none of the Employee Plans is a "multi-employer plan" as that term is defined in
Section 3(37) of ERISA; (ii) no "party in interest" or "disqualified person" (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Employee Plan which could subject the Company or any ERISA Affiliate, directly or indirectly, to a tax, penalty or other liability for prohibited transactions under ERISA or Section 4975 of the Code, except for any tax, penalty or liability that would not reasonably be expected to result in a Material Adverse Effect; (iii) to the knowledge of the Company, no fiduciary of any Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, except where the breach would not reasonably be expected to result in a Material Adverse Effect; (iv) all Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance with applicable law (including ERISA and the Code) and governmental and court orders (including all applicable requirements for notification to participants or the Department of Labor, the Internal Revenue Service (the "IRS") or the Secretary of the Treasury), except where failure to do so would not reasonably be expected to result in a Material Adverse Effect; and the Company and each Company Subsidiary have performed all obligations required to be performed by them under, are not in default under or in violation of any Employee Plan except where failure to do so would not reasonably be expected to result in a Material Adverse Effect, and have no knowledge of any default or violation by any other party to, any of the Employee Plans; (v) each Employee Plan to be qualified under Section 401 of the Code is the subject of a favorable recent determination letter from the IRS; (vi) all contributions required to be made with respect to any Employee Plan pursuant to the terms of the Employee Plan have been made on or before their due dates except for any failure to make contributions that would not reasonably be expected to result in a Material Adverse Effect; (vii) no facts exist or have existed under which the Company or any ERISA Affiliate could incur any liability under Title IV of ERISA; and (viii) there are no complaints, charges or claims against the Company pending or to the Company's knowledge threatened to be brought by or filed with any governmental authority based on, arising out of, in connection with or otherwise relating to the classification of any individual by the Company as an independent contractor or "leased employee" (within the meaning of Section 414(n) of the Code) rather than as an employee.

     2.15.3 Section 2.15.3 of the Company Disclosure Letter sets forth a true and complete list of each current or former employee, officer or director of the Company or any Company Subsidiary who holds (i) any option to purchase Common Shares as of the date of this Agreement, together with the number of shares of Common Shares subject to the option, the option price of the option (to the extent determined as of the date of this Agreement), whether the option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of the option; (ii) any Common Shares that are restricted as a result of an agreement with, or stock plan of, the

Company; and (iii) any other right, directly or indirectly, to receive Common Shares, except as otherwise disclosed in Section 2.15 of the Company Disclosure Letter, together with the number of shares of Company stock subject to the right. Section 2.15.3 of the Company Disclosure Letter also sets forth the total number of any ISOs and any nonqualified options and other rights.

     2.15.4 Unless otherwise disclosed in Section 2.15.1 of the Company Disclosure Letter, Section 2.15.4 of the Company Disclosure Letter sets forth a true and complete list of (i) all employment agreements with employees of the Company or any of the Company Subsidiaries; (ii) all agreements with consultants who are individuals obligating the Company or any of the Company Subsidiaries to make annual cash payments in an amount exceeding $25,000; (iii) all agreements which individually or in the aggregate are or could be material with respect to the services of independent contractors or leased employees who are individuals or individuals doing business in a corporate form whether or not they participate in any of the Employee Plans; (iv) all employees of the Company or any of the Company Subsidiaries who have executed a non-competition agreement with the Company or any of the Company Subsidiaries; (v) all severance agreements, programs and policies of the Company or any of the Company Subsidiaries with or relating to its employees, in each case with commitments exceeding $25,000, excluding programs and policies required to be maintained by law; (vi) all plans, programs, agreements and other arrangements of the Company with its officers or employees which contain change in control provisions; and
(vii) all inventions and assignment agreements signed by an independent contractor or leased employee who worked on the development of any of the Company's products.

     2.15.5 (i) Except as set forth in Section 2.15.5 of the Company Disclosure Letter, no Employee Plan is an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or otherwise invests in Company stock; and
(ii) the completion of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee except as otherwise provided in Section 1.9 or disclosed in Section 2.15.5 of the Company Disclosure Letter. The Company will take all actions within its control to ensure that all actions required to be taken by a fiduciary of any Employee Plan in order to effect the transactions contemplated by this Agreement shall comply with the terms of the Employee Plan, ERISA and other applicable laws. The Company will take all actions within its control to ensure that all actions required to be taken by a trustee of any Employee Plan that owns Company stock shall have been duly authorized by the appropriate fiduciaries of the Employee Plan and shall comply with the terms of the Employee Plan, ERISA and other applicable laws.

     2.15.6 Except as set forth in Section 2.15.6 of the Company Disclosure Letter, the Company maintains no Employee Plan covering non-U.S. employees.

     2.15.7 The Company has fiduciary liability insurance of at least $500,000 in effect covering the fiduciaries of the Employee Plans (including the Company) with respect to whom the Company may have liability.

     2.16 Taxes and Returns.

     2.16.1 The Company and each of the Company Subsidiaries has timely filed, or caused to be timely filed, all Tax Returns (as defined below) required to be filed by it, and all Tax Returns are true, complete and correct in all respects, and has timely paid, deposited, collected or withheld, or caused to be paid, deposited, collected or withheld, all Taxes (as defined below) required to be paid, deposited, collected or withheld, as shown on the Tax Returns or otherwise. Except as set forth in Section 2.16 of the Company Disclosure Letter, there are no claims or assessments pending, proposed or threatened against the Company or any of the Company Subsidiaries for any alleged deficiency in any Tax. No claim has ever been made by an authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither the Company nor any of the Company Subsidiaries has executed any waiver or extension of any applicable statute of limitations to assess any Tax. There are no outstanding requests by the Company or any of the Company Subsidiaries, or by any Governmental Authority with respect to the Company or any of the Company Subsidiaries, for any extension of time within which to file any Tax Return or within which to pay any Tax. There are no liens for Taxes on the assets of the Company or any of the Company Subsidiaries except for statutory liens for current Taxes not yet due and payable. There are no outstanding powers of attorney enabling any party to represent the Company or any of the Company Subsidiaries with respect to Tax matters. Neither the Company nor any Company Subsidiary is a party to any pending Tax letter ruling or similar request of a Governmental Authority.

     2.16.2 For purposes of this Agreement, the term "Tax" shall mean any federal, state, local, foreign or provincial income, gross receipts, profits, property, sales, use, license, excise, franchise, employment, payroll, alternative or add-on minimum, ad valorem, transfer or excise, environmental (including taxes under Section 59A of the Code), capital stock, withholding, social security (or similar), unemployment, disability, estimated tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty or addition imposed by any Governmental Authority whether disputed or not. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to the report, return or other information) required to be supplied to or filed with a governmental entity with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

     2.16.3 Except as set forth in Section 2.16 of the Company Disclosure Letter, (i) neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group within the meaning of Section 1504 of the Code or filed or been included in a combined, consolidated or unitary Tax Return, other than a group of which the Company is the common parent; (ii) other than with respect to the Company and the Company Subsidiaries, neither the Company nor any of the Company Subsidiaries is liable for Taxes of any other person, or is under any contractual obligation to indemnify any person with respect to Taxes (except for customary agreements to indemnify lenders or securityholders in respect of taxes other than income taxes), or is a party to any tax sharing agreement or any other agreement providing for payments by the Company or any of the Company Subsidiaries with respect to Taxes; (iii) neither the Company nor any of the Company Subsidiaries is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes; (iv) neither the Company nor any of the Company Subsidiaries has entered into any sale leaseback or any leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21, as modified (or similar provisions of foreign law); (v) neither the Company nor any of the Company Subsidiaries has requested or agreed or is required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income; (vi) neither the Company nor any of the Company Subsidiaries is a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code; (vii) the prices for any property or services (or for the use of property) provided by the Company or any of the Company Subsidiaries to any other subsidiary or to the Company have been arm's length prices, determined using a method permitted by the Treasury Regulations under Section 482 of the Code; (viii) neither the Company nor any of the Company Subsidiaries is liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes; (ix) neither the Company nor any of the Company Subsidiaries is a "consenting corporation" under Section 341(f) of the Code or any corresponding provision of state, local or foreign law; (x) the Company and each Company Subsidiary have complied with all applicable laws, rules, and regulations relating to the withholding and payment of Taxes; (xi) each of the Company and Company Subsidiaries has disclosed on its federal income Tax

Returns all positions taken therein which could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code; (xii) none of the assets owned by the Company or any of the Company Subsidiaries is property that is required to be treated as owned by any other person pursuant to Section 168(g)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately before the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of Section 168(h) of the Code; (xiii) neither the Company nor any of the Company Subsidiaries has been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code a United States real property holding corporation as defined in Section 897(c) of the Code; (xiv) neither the Company nor any of the Company Subsidiaries has entered into a "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) executed on or prior to the Closing Date; (xv) neither the Company nor any of the Company Subsidiaries has any intercompany gain or excess loss account described in Treasury Regulations under Section 1502 or the Code (or any corresponding or similar provision of state, local or foreign income tax law); (xvi) neither the Company nor any of Company Subsidiaries has made an installment sale or open transaction disposition on or prior to the Closing Date; and/or (xvii) neither the Company nor any of the Company Subsidiaries has received any prepaid amount on or prior to the Closing Date.

     2.16.4 The amount of net operating losses (as defined in Section 172 of the Code) of the Company and the Company Subsidiaries as of the end of the fiscal year ended March 31, 2001 is as set forth in the Company's financial statements for that year. The unpaid Taxes of the Company and the Company Subsidiaries (A) did not, as of the date of the 2001 Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the 2001 Balance Sheet (rather than in any notes to the 2001 Balance Sheet) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns.

     2.17 Intellectual Property.

     2.17.1 Section 2.17.1 of the Company Disclosure Letter sets forth a list of
(i) all patents and patent applications owned or licensed by the Company and/or each of the Company Subsidiaries worldwide; (ii) all trademark and service mark registrations, trademark and service mark applications, common law trademarks, trade dress and material slogans, Internet domain names, and trade names owned or used by the Company and/or each of its subsidiaries worldwide; (iii) all copyright registrations, copyright applications, mask work registrations, and mask work applications owned or licensed by the Company and/or each of the Company Subsidiaries worldwide; and (iv) all licenses in which the Company and/or any of the Company Subsidiaries is (A) a licensor with respect to any Intellectual Property rights or (B) a licensee of any other person's Intellectual Property rights material to the Company. As used in this Agreement, "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, logos and slogans, Internet domain names, meta-tags, inventions, processes, formulae, copyrights and copyright rights, mask work and mask work rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, plans, proposals, methodologies, computer programs (including all source codes) and related documentation, technical data and information, manufacturing, engineering and technical drawings, know-how, all pending applications for and registrations of patents, trademarks, service marks, copyrights, and mask works and all licenses and rights with respect to any of the foregoing.

     2.17.2 The Company and each Company Subsidiary owns, or is licensed or otherwise possesses the right to use, all Intellectual Property used in the respective businesses of the Company or the Company Subsidiaries as now conducted (the "Company Intellectual Property Rights").

     2.17.3 Except as disclosed in Section 2.17.3 of the Company Disclosure Letter, the Company and/or each Company Subsidiary has made all necessary filings and recordations for the patents, patent applications, trademark and service mark registrations, trademark and service mark applications, Internet domain name registrations and Internet domain name applications, copyright registrations and copyright applications, and mask work registrations and mask work applications set forth in Section 2.17.1 of the Company Disclosure Letter, except where the failure to make such filings or recordations would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 2.17.3 of the Company Disclosure Letter, none of the products manufactured, sold or licensed by, nor any of the processes used by, the Company or any Company Subsidiary infringes any Intellectual Property right of any third party. Except as set forth in Section 2.17.3 of the Company Disclosure Letter, from and after the Closing Date, Purchaser will have the right to make, have made, import, use, sell, license, or otherwise dispose of, any product or process used by the Company or any Company Subsidiary and will have a right to use all Intellectual Property rights that are material to the continued operation of the businesses of the Company and/or the Company Subsidiaries as now conducted. The Company has not been informed of any pending claims (i) that the business of the Company or any of the Company Subsidiaries infringes on any Intellectual Property Rights of any third party; (ii) against the use by the Company or any of the Company Subsidiaries of any Intellectual Property; or
(iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights.

     2.17.4 Except as set forth in Section 2.17 of the Company Disclosure Letter, the Company is not aware of any material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, including any employee or former employee of the Company or any of the Company Subsidiaries.

     2.17.5 Except as set forth in Section 2.17 of the Company Disclosure Letter, the software licensed or otherwise distributed, or marketed for distribution, or which is being developed for future distribution, by the Company (the "Software") has been developed by the Company solely through the Company's own employees and is owned by the Company, and no license is required by the Company to use or distribute the Software.

     2.18 Disclosure Documents. The Proxy Statement, if required, will comply in all material respects with the applicable requirements of the Securities Exchange Act except that no representation or warranty is being made by the Company with respect to the Parent Information included in the Proxy Statement. The Proxy Statement, if required, will not, at the time the Proxy Statement is filed with the SEC or first sent to shareholders or at the time of the Company's shareholders' meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading except that no representation or warranty is being made by the Company with respect to the Parent Information (as defined below) included in the Proxy Statement. The Schedule 14D-9 will comply in all material respects with the Securities Exchange Act except that no representation or warranty is being made by the Company with respect to the Parent Information included in the Schedule 14D-9. Neither the Schedule 14D-9 nor any of the information relating to the Company or its affiliates provided by or on behalf of the Company specifically for inclusion in the Schedule TO or the Offer Documents will, at the respective times the Schedule 14D-9, the Schedule TO and the Offer Documents are filed with the SEC and are first published, sent or given to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     2.19 Labor Matters. Except as set forth in Section 2.19 of the Company Disclosure Letter, (i) there are no controversies pending or, to the knowledge of the Company or any of the Company

Subsidiaries, threatened, between the Company or any of the Company Subsidiaries and any of their respective employees that is reasonably likely to have a Material Adverse Effect; (ii) neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or the Company Subsidiaries, nor, as of the date of this Agreement, does the Company or any of the Company Subsidiaries know of any activities or proceedings of any labor union to organize any of these employees; and (iii) neither the Company nor any of the Company Subsidiaries has any knowledge of, or of threats of, any strikes, slowdowns, work stoppages or lockouts by or with respect to any employees of the Company or any of the Company Subsidiaries.

     2.20 Limitation on Business Conduct. Except as set forth in Section 2.20 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to, or has any obligation under, any contract or agreement, written or oral, which contains any covenants currently or prospectively limiting in any material respect the freedom of the Company or any of the Company Subsidiaries to engage in any line of business or to compete with any entity.

     2.21 Title to Property. Except as set forth in Section 2.21 of the Company Disclosure Letter, each of the Company and each of the Company Subsidiaries owns the properties and assets that it purports to own free and clear of all liens, charges, mortgages, security interests or encumbrances of any kind ("Liens"), except for Liens which arise in the ordinary course of business and do not materially impair the Company's or the Company Subsidiaries' ownership or use of its properties or assets, Liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which reserves have been established in accordance with GAAP and Liens securing obligations under the Company's credit agreements, loan agreements and equipment leases (the "Credit Agreements"). Except as set forth in Section 2.21 of the Company Disclosure Letter, with respect to the property and assets it leases, the Company, the Company Subsidiaries, and, to the Company's knowledge, each of the other parties to the leases, is in material compliance with the leases, and the Company or the Company Subsidiaries, as the case may be, holds a valid leasehold interest free of any Liens, except those referred to above. The rights, properties and assets presently owned, leased or licensed by the Company and the Company Subsidiaries include all rights, properties and assets necessary to permit the Company and the Company Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted before the date of this Agreement.

     2.22 Owned and Leased Premises. Each of the buildings, structures and premises owned or leased by the Company or any of the Company Subsidiaries is in reasonably good repair and operating condition.

     2.23 Environmental Matters. Except as set forth in Section 2.23 of the Company Disclosure Letter:

     2.23.1 The Company and the Company Subsidiaries are in material compliance with the Environmental Laws (as defined below), which compliance includes the possession by the Company and the Company Subsidiaries of all material permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions of the permits and authorizations. Neither the Company nor any of the Company Subsidiaries has received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of the Company Subsidiaries is not in material compliance with Environmental Laws, and there are no circumstances that may prevent or interfere with compliance in the future.

     2.23.2 There are no Environmental Claims (as defined below), including claims based on "arranger liability," pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of the Company Subsidiaries has retained or assumed either contractually or by operation of law.

     2.23.3 There are no past or present actions, inactions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Material of Environmental Concern (as defined below), that would form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of the Company Subsidiaries have retained or assumed either contractually or by operation of law.

     2.23.4 The Company is in compliance in all material respects with Environmental Laws as they relate to (i) any on-site or off-site locations where the Company or any of the Company Subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern for itself (but not on behalf of others) or (ii) any underground storage tanks located on property owned or leased by the Company or any of the Company Subsidiaries. To the knowledge of Company, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Company or any of the Company Subsidiaries. To the knowledge of Company, no polychlorinated biphenyls (PCBs) or PCB-containing items are used or stored at any property owned or leased by the Company or any of the Company Subsidiaries.

     2.23.5 For purposes of this Agreement:

          (a) "Environmental Claim" means any written claim, action, cause of action, investigation or notice by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (x) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of the Company Subsidiaries, or (y) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          (b) "Environmental Laws" means all federal, state, local and foreign laws or regulations relating to pollution or protection of human health and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

          (c) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, toxic substances, petroleum and petroleum products that are listed, defined or otherwise regulated under the Environmental Laws.

     2.24 Insurance. The Company maintains insurance that provides adequate coverage for normal risks incident to the business of the Company and the Company Subsidiaries and their respective properties and assets and in character and amount comparable to that carried by persons engaged in similar businesses. The insurance polices maintained by the Company are with reputable insurance carriers and have no premium delinquencies.

     2.25 Product Liability and Recalls.

     2.25.1 Except as disclosed in Section 2.25 of the Company Disclosure Letter, there is no claim pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Company or any Company Subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     2.25.2 Except as disclosed in Section 2.25 of the Company Disclosure Letter, there is no pending or, to the knowledge of the Company, threatened recall or investigation of any product sold by the Company or any Company Subsidiaries, which recall or investigation would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     2.26 Customers. Section 2.26 of the Company Disclosure Letter sets forth a list of the Company's 10 largest customers (detailed, in the case of government agencies, by separate government agency) in terms of gross sales for the fiscal year ended March 31, 2001. Except as set forth in Section 2.26 of the Company Disclosure Letter, since March 31, 2001 there have not been any changes in the business relationships of the Company with any of these customers that would constitute a Material Adverse Effect. Except as set forth in Section 2.26 of the Company Disclosure Letter, no customer of the Company accounted for more than 5% of the revenues of the Company and the Company Subsidiaries, taken as whole, for the fiscal year ended March 31, 2001.

     2.27 Interested Party Transactions. Except as set forth in Section 2.27 of the Company Disclosure Letter, since the date of the Company's definitive proxy statement filed August 21, 2000, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     2.28 Finders and Investment Bankers. Neither the Company nor any of its officers or directors has employed any broker, finder or financial advisor or otherwise incurred any liability for any brokerage fees, commissions, or financial advisors' or finders' fees in connection with the transactions contemplated by this Agreement, other than pursuant to agreements with the Financial Advisor, the terms of which have been disclosed to Parent.

     2.29 Fairness Opinion. The Company's Board of Directors has received from the Financial Advisor an opinion dated as of the date of this Agreement and addressed to it for inclusion in the Schedule 14D-9 and the Proxy Statement, if required, to the effect that the consideration to be received by the shareholders of the Company pursuant to each of the Offer and the Merger is fair to the Company's shareholders from a financial point of view.

     2.30 Takeover Statute. Assuming Parent and its "associates" and "affiliates" (as defined in Section 490.1110 of the Iowa Code) collectively beneficially own and have beneficially owned at all times during the three-year period before the date of this Agreement less than 10% of the Company stock outstanding, Section 490.1110 of the Iowa Code is, and shall be, inapplicable to the acquisition of Common Shares pursuant to the Offer and the Merger.

     2.31 Full Disclosure. No statement contained in any certificate or schedule, including, without limitation, the Company Disclosure Letter, furnished or to be furnished by the Company or the Company Subsidiaries to Parent or Purchaser in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements in this Agreement or in these documents not misleading.

     2.32 Rights Agreements. There are no "rights agreements", "poison pills" or similar defensive installments, arrangements or agreements that would prevent or interfere with the completion of the transactions contemplated by this Agreement.

     2.33 Absence of Certain Payments. None of the Company, any Company Subsidiaries or any of their respective affiliates, officers, directors, employees or agents or other people acting on behalf of any of them have (i) engaged in any activity prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation, decree, directive or order of any other country and (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. None of the Company, the Company Subsidiaries or any of their respective affiliates, directors, officers, employees or agents of other persons acting on behalf of any of them, has accepted or received any unlawful contributions, payments, gifts or expenditures.

     2.34 Ability to Pay Debts. The Company has funds available to it sufficient to enable the Company to pay all amounts due (or which will, as a result of the transactions contemplated by this Agreement, become due) in respect of any indebtedness of the Company for money borrowed.

     2.35 Expense Reduction. The Company has made preparations to commence the expense reduction plan described in Section 2.35 of the Company Disclosure Letter and will start implementing the expense reduction plan immediately following commencement of the Offer.

                                  Article III
             Representations and Warranties of Parent and Purchaser

     Parent and Purchaser jointly and severally represent and warrant to the Company that:

     3.1 Organization and Good Standing. Each of Parent and Purchaser is a corporation duly organized, validly existing and, with respect to Purchaser only, in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     3.2 Authorization; Binding Agreement. Parent and Purchaser have all requisite corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated by it. The execution and delivery of this Agreement and the completion of the transactions contemplated by it, including, but not limited to, the Merger, have been duly and validly authorized by the respective Boards of Directors of Parent and Purchaser, as appropriate, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize the execution and delivery of this Agreement or to complete the transactions contemplated by this Agreement (other than the requisite approval by the sole shareholder of Purchaser of this Agreement and the Merger). This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and constitutes the legal, valid and binding agreement of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

     3.3 Governmental Approvals. No Consent from or with any Governmental Authority on the part of Parent and Purchaser is required in connection with the execution or delivery by Parent or Purchaser of this Agreement or the completion by Parent and Purchaser of the transactions contemplated by this Agreement other than (i) the filing of the Articles of Merger with the Secretary of State of Iowa in accordance with the Iowa Code; (ii) filings with the SEC; (iii) filings pursuant to the rules and regulations of Nasdaq; and (iv) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

     3.4 No Violations. The execution and delivery of this Agreement, the completion of the transactions contemplated by this Agreement and compliance by Parent or Purchaser with any of the provisions of this Agreement will not (i) conflict with or result in any breach of any provision of the Articles of Incorporation and the Bylaws or other governing instruments of Parent and Purchaser; (ii) require any Consent under or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of, any material note, bond, mortgage, indenture, contract, lease, license, agreement or instrument to which Parent or any subsidiary of Parent, including Purchaser, is a party or by which any of them or any of their respective assets or property is subject; (iii) result in the creation or imposition of any material lien or encumbrance of any kind upon any of the assets of Parent or any subsidiary of Parent, including Purchaser; or
(iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 of this Agreement, violate any Law to which Parent or any subsidiary of Parent, including Purchaser, or its assets or properties are subject, except in any case for any conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay completion of the Offer or the Merger, or otherwise materially and adversely affect the ability of Parent or Purchaser to perform their respective obligations under this Agreement.

     3.5 Disclosure Documents. None of the information supplied by Parent, or Purchaser or their respective officers, directors, representatives, agents or employees (the "Parent Information") for inclusion in the Proxy Statement, if required, will, at the time the Proxy Statement is filed with the SEC or first mailed to the Company's shareholders, and at the time of the Company's shareholders' meeting, contain any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the shareholders' meeting which has become false or misleading. Neither the Schedule TO or the Offer Documents or any amendments or supplements nor any of the Parent Information provided specifically for inclusion in the Schedule 14D-9 will, at the respective times the Schedule TO, the Offer Documents or the Schedule 14D-9 are filed with the SEC or first published, sent or given to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Purchaser makes any representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in any of the foregoing documents. The Schedule TO and the Offer Documents will comply as to form in all material respects with the provisions of the Securities Exchange Act.

     3.6 Financing Arrangements. Parent has funds available to it sufficient to enable the Purchaser to purchase the Common Shares in accordance with the terms of this Agreement.

     3.7 No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and completion of this Agreement and the transactions contemplated by this Agreement (including any financing in connection with the completion of these transactions), Purchaser has not incurred any obligations or liabilities and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

                                   Article IV
                       Additional Covenants of the Company

         The Company covenants and agrees as follows:

     4.1 Conduct of Business of the Company and the Company Subsidiaries. Before the Effective Time, each of the Company and the Company Subsidiaries will carry on its business in all material respects in the ordinary and usual manner and, to the extent consistent therewith, shall use reasonable efforts to maintain its existing relationships with suppliers, customers, employees and business associates, and will not, without the prior written consent of Parent or as otherwise contemplated by this Agreement:

     4.1.1 amend its Articles of Incorporation or Bylaws;

     4.1.2 enter into any new agreements or modify existing agreements respecting an increase in compensation or benefits payable to its officers or employees;

     4.1.3 split, combine, reclassify any of the outstanding shares of its capital stock or otherwise change its authorized capitalization;

     4.1.4 declare, set aside or pay any dividends payable in cash, stock or property with respect to shares of its capital stock;

     4.1.5 issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class (other than pursuant to exercise of outstanding Company Options and Company Warrants consistent with their terms);

     4.1.6 redeem, purchase or otherwise acquire any shares of its capital stock, merge into or consolidate with any other corporation or permit any other corporation to merge into or consolidate with it, liquidate or sell or dispose of any of its assets, or close any plant or business operation;

     4.1.7 except for the incurrence of accounts payable in the ordinary course of business consistent with past practice and of substantially similar nature to the accounts payable reflected in the Company Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001, and the weighted average age of which does not exceed 55 days, incur, assume or guarantee any indebtedness or modify or repay any existing indebtedness;

     4.1.8 enter into any transaction, make any commitment (whether or not subject to the approval of the Board of Directors of the Company) or modify any Company Material Contracts, except as otherwise contemplated or permitted by this Agreement or in the ordinary course of business and not exceeding $50,000 singly, or $100,000 in the aggregate, or take or omit to take any action which could be reasonably anticipated to have a Material Adverse Effect;

     4.1.9 transfer, lease, license, guarantee, sell, mortgage, pledge, or dispose of, any property or assets (including without limitation any intellectual property), encumber any property or assets or incur or modify any liability, other than the sale of inventory in the ordinary and usual course of business;

     4.1.10 authorize or make any capital expenditures, form any subsidiary, or make any acquisition of, or investment in, assets or stock of any other person or entity;

     4.1.11 make any tax election;

     4.1.12 permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled, terminated or renewed without prior notice to Parent;

     4.1.13 change its method of accounting as in effect at March 31, 2001 except as required by changes in generally accepted accounting principles as concurred with by the Company's independent auditors, or change its fiscal year, or permit the weighted average age of its accounts receivable to exceed 105 days;

     4.1.14 authorize or enter into an agreement to do any of the actions referred to in paragraphs 4.1.1 through 4.1.13 above.

     4.2 Notification of Certain Matters. The Company shall give prompt notice to Parent if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication in writing from any third party alleging that the Consent of the third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the National Association of Securities Dealers ("NASD"), Nasdaq or any other securities exchange) in connection with the transactions contemplated by this Agreement; (iii) the occurrence of an event which would be reasonably likely (A) to have a Material Adverse Effect or (B) to causeany condition set forth in Annex I to this Agreement to be unsatisfied in any material respect at any time before the completion of the Offer; or (iv) the commencement or threat of any Litigation involving or affecting the Company or any of the Company Subsidiaries, or any of their respective properties or assets, or, to the Company's knowledge, any employee, agent, director or officer, in his or her capacity as such, of the Company or any of the Company Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relates to the completion of the Offer or the Merger.

     4.3 Access and Information. Between the date of this Agreement and the Effective Time, and without intending by this Section 4.3 to limit any of the other obligations of the parties under this Agreement, the Company will give, and shall direct its accountants and legal counsel to give, Parent and its authorized representatives (including its financial advisors, accountants and legal counsel), at reasonable times and without undue disruption to or interference with the normal conduct of the business and affairs of the Company, access as reasonably required in connection with the transactions provided for in this Agreement to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to the Company and the Company Subsidiaries and will furnish Parent with (a) any financial and operating data and other information with respect to the business and properties of the Company and the Company Subsidiaries that Parent may from time to time reasonably request in connection with those transactions and (b) a copy of each material report, schedule and other document filed or received by the Company or any of the Company Subsidiaries pursuant to the requirements of applicable securities laws, the NASD or Nasdaq.

     4.4 Shareholder Approval. As soon as practicable following the completion of the Offer, the Company will take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting upon the Company Proposals and for any other purposes that may be necessary or desirable in connection with effecting the transactions contemplated by this Agreement, if such a meeting is required. Except as otherwise set forth in this Agreement, the Board of Directors of the Company will recommend to the shareholders of the Company that they approve the Company Proposals.

     4.5 Reasonable Efforts. Subject to the terms and conditions of this Agreement, the Company agrees to use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to complete and make effective as promptly as practicable the transactions contemplated by this Agreement, including obtaining all Consents from Governmental

Authorities and other third parties required for the completion of the Offer and the Merger and the transactions contemplated by the Offer and the Merger. Upon the terms and subject to the conditions of this Agreement, the Company agrees to use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth in this Agreement.

     4.6 Public Announcements. So long as this Agreement is in effect, neither the Company nor Parent shall, and each shall use reasonable efforts to cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Offer or the Merger or the transactions contemplated by this Agreement without the consent of the other party (which shall not be unreasonably withheld or delayed), except where the release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the NASD or Nasdaq, in which case the party, before making the announcement, will consult with Parent regarding the announcement. Notwithstanding the foregoing, the Company acknowledges that Parent will publicly announce the transactions contemplated by this Agreement, including the Offer and the Merger, immediately after the execution of this Agreement.

     4.7 Compliance. In completing the transactions contemplated by this Agreement, the Company shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and cause the Company Subsidiaries to comply or to be in compliance, in all material respects, with, all other applicable Laws.

     4.8 No Solicitation.

     4.8.1 Unless and until this Agreement shall have been terminated pursuant to Section 7.1 of this Agreement or as otherwise set forth below, the Company and any Company Subsidiary shall not directly, or indirectly through any officer, director, agent, employee, financial advisor, affiliate, other advisor or representative or representative of its advisors or agents (each, a "Representative") (i) encourage, initiate or solicit or otherwise facilitate, on or after the date of this Agreement, any inquiries or the submission of any proposals or offers from any person relating to any merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of 10% or more of the assets or any class of equity securities of, the Company or any Company Subsidiary (each, a "Company Takeover Proposal"); (ii) participate in any negotiations regarding, furnish to any other person any information with respect to, or otherwise assist or discuss or participate in, any attempt by any third party to propose or offer any Company Takeover Proposal, or otherwise facilitate any effort or attempt to make or implement a Company Takeover Proposal; (iii) enter into or execute any agreement relating to a Company Takeover Proposal; or (iv) make or authorize any public statement, recommendation or solicitation in support of any Company Takeover Proposal or any proposal or offer relating to a Company Takeover Proposal, in each case other than with respect to the Offer and the Merger. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit the Company from:

          (a) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Securities Exchange Act with regard to a Company Takeover Proposal;

          (b) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Company Takeover Proposal if the Board of Directors of the Company receives from the person requesting the information an executed confidentiality agreement on terms no less protective of the confidential information of the Company, Parent and Purchaser than those in effect pursuant to the Mutual Disclosure Agreement dated June 12, 2001 between the Company and Parent (the "Confidentiality Agreement");

          (c) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Company Takeover Proposal; or

          (d) withdrawing or modifying the approval or recommendation by the Board of Directors of the Company of this Agreement, the Offer or the Merger in connection with recommending an unsolicited bona fide written Company Takeover Proposal to the shareholders of the Company or entering into any agreement with respect to an unsolicited bona fide written Company Takeover Proposal; or

          (e) after the Schedule TO is filed, referring a third party to this
     Section 4.8 or making a copy of this Section 4.8 and/or the Confidentiality Agreement available to any third party;

if and only to the extent that, both (i) in each case referred to in clause (b),
(c) or (d) above, the Board of Directors of the Company determines in good faith after receipt of an opinion from outside legal counsel experienced in these matters that the action is necessary for its directors to comply with their respective fiduciary duties under applicable law and (ii) in each case referred to in clause (c) or (d) above, the Board of Directors of the Company determines in good faith (after consultation with its Financial Advisor) that the Company Takeover Proposal, if accepted, is reasonably likely to be completed, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if completed, result in a transaction more favorable to the Company's shareholders from a financial point of view than the transaction contemplated by this Agreement (any superior Company Takeover Proposal being referred to in this Agreement as a "Superior Proposal").

     4.8.2 The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted as of and before the date of this Agreement that are prohibited by Section 4.8.1 of this Agreement. The Company agrees it will take the necessary steps to inform promptly its Representatives of the obligations undertaken in this Section 4.8 and in the Confidentiality Agreement. The Company will immediately notify Parent if any inquiries, proposals or offers are received by, and information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives relating to a Company Takeover Proposal, indicating, in connection with the notice, the name of the person and the material terms and conditions of any proposals or offers and shall keep Parent informed, on a current basis, of the status and terms of any proposals or offers and the status of any negotiations or discussions. The Company also will promptly request each person (other than Parent) that has executed a confidentiality agreement in connection with its consideration of a Company Takeover Proposal to return all confidential information furnished to that person by or on behalf of it or any of its subsidiaries.

     4.9 SEC and Shareholder Filings. The Company shall send to Parent a copy of all material public reports and materials as and when it sends them to its shareholders, the SEC or any state or foreign securities commission.

     4.10 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute"), including, Section 490.1110 of the Iowa Code, is or may become applicable to the Offer or the Merger, the Company will use reasonable efforts to grant the approvals and take actions that are necessary so that the transactions contemplated by this Agreement and the Company Proposals may be completed as promptly as practicable on the terms contemplated by this Agreement and otherwise act so as to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.

     4.11 Company Options and Company Warrants. Before the completion of the Offer, the Company shall take all action necessary to effect the provisions of
Section 1.9 of this Agreement relating to Company Options and Company Warrants.

     4.12 Expense Reduction. The Company will implement the expense reduction plan described in Section 2.35 of the Company Disclosure Letter, and will complete the plan and pay all costs attributable to the plan before the completion of the Offer.

     4.13 June 30 Financial Statements. The Company agrees to publicly announce, following consultation with Parent as required by Section 4.6, by means of a press release its financial results for the quarter ending June 30, 2001 (the "June 30 Financial Results") by no later than July 25, 2001. The June 30 Financial Results will summarize the financial statements that would otherwise be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and will include, among other items and consistent with past practice, information regarding the Company's cash and cash equivalents, short-term investments, trade receivables net of allowances for doubtful accounts and accounts payable. As shown in the June 30 Financial Results,

          (a) cash and cash equivalents and short-term investments shall not be less than $1.5 million,

          (b) trade receivables net of allowances for doubtful accounts shall not exceed $3.75 million,

          (c) accounts payable shall not exceed $900,000,

          (d) the trade receivables and accounts payable reflected in the June 30 Financial Results shall have been incurred only in the ordinary course consistent with past practice, and shall be of substantially similar quality and nature as the trade receivables and accounts payable reflected in the Company Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001, and

          (e) the weighed average age of the trade receivables reflected in the June 30 Financial Results shall not exceed 105 days and the weighted average age of the accounts payable reflected in the June 30 Financial Results shall not exceed 55 days.

The June 30 Financial Results will be prepared in accordance with generally accepted accounting principles applied on a consistent basis and will present fairly, in all material respects, the financial position of the Company and the Company Subsidiaries as of June 30, 2001 and the results of their operations and cash flows for the quarter then ended, subject to normal year-end audit adjustments and the fact that some information has been condensed or omitted in accordance with the Company's past practice with respect to announcing its financial results before filing the corresponding Form 10-Q.

                                   Article V
                  Additional Covenants of Purchaser and Parent

     Parent and Purchaser covenant and agree as follows:

     5.1 Further Assurance. Subject to the terms and conditions of this Agreement, Parent and Purchaser agree to use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to complete and make effective as promptly as practicable the transactions contemplated by this Agreement, including obtaining all Consents from Governmental

Authorities and other third parties required for the completion of the Offer and the Merger and the transactions contemplated by the Offer and the Merger. Upon the terms and subject to the conditions of this Agreement, Parent and Purchaser agree to use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth in this Agreement.

     5.2 Compliance. In completing the transactions contemplated by this Agreement, Parent and Purchaser shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and cause their subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

     5.3 Directors and Officers Indemnity; Insurance.

     5.3.1 On and after the Effective Time, for six years (or, if shorter, the applicable statute of limitations), Parent shall not permit the articles of incorporation of the Surviving Corporation to contain provisions any less favorable with respect to indemnification than are set forth in the articles of incorporation of the Company immediately before the Effective Time, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who both on the date of this Agreement and at the Effective Time were directors or officers of the Company (the "Indemnified Parties"); provided that each Indemnified Party represents and warrants that the person has no knowledge of any claim for which indemnification would be required. Notwithstanding the foregoing, Parent may cause the Surviving Corporation to repeal or otherwise eliminate from its articles of incorporation the indemnification provisions if a substantially similar indemnity is provided by Parent for the Indemnified Parties.

     5.3.2 For two years from the Effective Time, Parent shall maintain in effect the current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy to the extent that it provides coverage for events occurring on or before the Effective Time (a copy of which has been delivered to Parent), so long as the annual premium would not be in excess of $300,000. If the premiums for the insurance would at any time exceed $300,000, then Parent shall cause to be maintained policies of insurance which in Parent's good faith determination provide the maximum coverage available at an annual premium equal to $300,000.

     5.4 Voting of Common Shares. At any meeting of the Company's shareholders held for the purpose of voting upon the Company Proposals, if required, all of the Common Shares then owned by Parent, Purchaser or any other subsidiaries of Parent shall be voted in favor of the Company Proposals.

     5.5 Guarantee of Parent. Parent hereby guarantees the payment by Purchaser of the Per Share Amount and any other amounts payable by Purchaser pursuant to this Agreement and will cause Purchaser to perform all of its other obligations under this Agreement in accordance with their terms.

                                   Article VI
                                Merger Conditions

     The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or before the Effective Time of the following conditions:

     6.1 Offer. The Offer shall have been completed; provided that this condition shall be deemed to have been satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if

Purchaser fails to accept for payment or pay for Common Shares pursuant to the Offer in violation of the terms of the Offer or of this Agreement.

     6.2 Shareholder Approval. If required, the Company Proposals shall have been approved at or before the Effective Time by the requisite vote of the shareholders of the Company in accordance with the Iowa Code.

     6.3 No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority which prohibits or prevents the completion of the Merger which has not been vacated, dismissed or withdrawn before the Effective Time. The Company and Parent shall use all reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

     6.4 Governmental Approvals. All Consents of any Governmental Authority required for the completion of the Merger and the transactions contemplated by this Agreement shall have been obtained, except for those Consents the failure to obtain which will not have a Material Adverse Effect.

                                   Article VII
                           Termination and Abandonment

     7.1 Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after approval of the shareholders of the Company described in this Agreement:

     7.1.1 by mutual written consent of Parent and the Company;

     7.1.2 by either Parent or the Company if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the completion of the transactions contemplated by this Agreement and the order, decree or ruling or other action shall have become final and nonappealable;

     7.1.3 by Parent before, subject to Rule 14e-1(c) and any other applicable rules or regulations of the SEC, paying for the Common Shares pursuant to the Offer if:

          (a) the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within the lesser of (i) 5 days after the giving of written notice of the breach or failure to perform to the Company or (ii) the number of days between the date Parent becomes aware of the breach or failure to perform (on which date Parent shall provide written notice of the breach or failure to perform to the Company) and the then scheduled expiration date of the Offer;

          (b) any representation or warranty of the Company shall not have been true and correct when made (without for this purpose giving effect to qualifications of materiality contained in the representation and warranty), if the failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; or

          (c) any representation or warranty of the Company shall cease to be true and correct at any later date (without for this purpose giving effect to qualifications of materiality contained in the representation and warranty) as if made on that date (other than representations and warranties made as of a specified date), other than as a result of a breach or failure to perform by the Company of any of its covenants or agreements under this Agreement, if the failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; provided, however, that the representation or warranty is incapable of being cured or has not been cured within the lesser of (i) 5 days after the giving of written notice thereof to the Company or (ii) the number of days between the date Parent becomes aware thereof (on which date Parent shall provide written notice thereof to the Company) and the then scheduled expiration date of the Offer; provided, further, that the right to terminate this Agreement pursuant to this
     Section 7.1.3(c) shall not be available to Parent if Purchaser or any other affiliate of Parent shall acquire Common Shares pursuant to the Offer;

     7.1.4 by Parent if, whether or not permitted to do so by this Agreement,
(i) the Board of Directors of the Company or any committee of the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer or any of the Company Proposals; (ii) the Board of Directors of the Company or any committee of the Board of Directors of the Company shall have approved or recommended to the shareholders of the Company any Company Takeover Proposal; (iii) the Board of Directors of the Company or any committee of the Board of Directors of the Company shall have approved or recommended that the shareholders of the Company tender their Common Shares in any tender or exchange offer that is a Company Takeover Proposal; (iv) the Board of Directors of the Company or any committee of the Board of Directors of the Company shall have affirmatively taken any written position or make any written disclosures to the Company's shareholders permitted pursuant to Section 4.8.1(d) of this Agreement which has the effect of any of the foregoing; or (v) the Board of Directors of the Company or any committee of the Board of Directors of the Company shall have resolved to take any of the actions described in (i)-(iv);

     7.1.5 by either Parent or the Company if, as the result of the failure of the Minimum Condition or any of the other conditions set forth in Annex I to this Agreement, the Offer shall have terminated or expired in accordance with its terms without Purchaser having purchased any Common Shares pursuant to the Offer; provided that if the failure to satisfy any conditions set forth in Annex I to this Agreement shall be a basis for termination of this Agreement under any other section of this Section 7.1, a termination pursuant to this Section 7.1.5 shall be deemed a termination under the other section;

     7.1.6 by either Parent or the Company if the Offer shall not have been completed on or before September 30, 2001; provided that the right to terminate this Agreement pursuant to this Section 7.1.6 shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Offer to be completed by that time;

     7.1.7 by the Company, if Parent or Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 5 days after the giving of written notice of the breach of failure to perform to Parent; or

     7.1.8 by the Company in order to accept a Superior Proposal; provided that the Board of Directors of the Company reasonably determines in good faith after receipt of an opinion from outside legal counsel experienced in these matters that it is or is reasonably likely to be required to accept the proposal in order to discharge properly its fiduciary duties; the Company has given Parent 3 business days advance notice of the Company's intention to accept the Superior Proposal; the Company shall in fact accept the Superior Proposal; the Company shall have paid the fee and expenses contemplated by Section 8.7 of this Agreement; and the Company shall have complied in all respects with the provisions of Section 4.8 of this Agreement.

The party desiring to terminate this Agreement pursuant to the preceding paragraphs shall give written notice of the termination to the other party in accordance with Section 8.5 of this Agreement.

     7.2 Effect of Termination and Abandonment. If this Agreement is terminated and the Offer or the Merger is abandoned pursuant to this Article VII, this Agreement (other than Sections 7.2, 8.1, 8.3, 8.5, 8.6, 8.7, 8.8, 8.10, 8.11,
8.12, 8.13 and 8.15 of this Agreement) shall become void and of no effect with no liability on the part of any party to this Agreement (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, that no termination pursuant to this
Article VII shall relieve any party to this Agreement from any liability for any willful breach of this Agreement before termination. If this Agreement is terminated as provided in this Article VII, each party shall use all reasonable efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement, to the party furnishing the same.

                                  Article VIII
                                  Miscellaneous

     8.1 Confidentiality.

     8.1.1 All nonpublic information furnished in writing or orally by either party or its Representative to the other party or its Representative is referred to as "Evaluation Material." Evaluation Material does not include information that (a) is or becomes publicly available other than as a result of a breach of this Agreement or the Confidentiality Agreement, or (b) is or becomes available to the recipient on a non-confidential basis from a source other than the other party or its Representatives. Both parties recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the damage that could result to the other party if any Evaluation Material or information contained in the Evaluation Material is disclosed to any third party in breach of this Agreement or the Confidentiality Agreement. Both parties also recognize and acknowledge that the Evaluation Material has been provided in reliance upon the mutual acceptance of the terms of the Confidentiality Agreement.

     8.1.2 Both parties represent that the Evaluation Material has been and will continue to be used solely for the purpose of evaluating the transactions contemplated by, and performing the obligations contained in, this Agreement. Both parties also agree that the Evaluation Material of the other party will not be disclosed to any third party, except as required by applicable law or legal process, without the prior written consent of the other party; provided, however, that any Evaluation Materials may be disclosed to a party's Representatives who need to know the information for the purpose of evaluating the transactions contemplated by this Agreement and who agree to keep the information confidential.

     8.1.3 If the transactions contemplated by this Agreement are not completed,
(a) neither party nor any of its Representatives shall, without prior written consent of the other party, use any of the Evaluation Material now or hereafter received or obtained from the other party or its Representatives for any purpose, and (b) all Evaluation Material (and all copies, summaries, and notes of the contents or parts of the Evaluation Material) shall be returned upon the other party's request or destroyed and the destruction shall be confirmed in writing.

     8.2 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement among the Company, Parent and Purchaser.

     8.3 Waiver of Compliance; Consents. Any failure of the Company on the one hand, or Parent and Purchaser on the other hand, to comply with any obligation, covenant, agreement or condition in this

Agreement may be waived by Parent on the one hand, or the Company on the other hand, only by a written instrument signed by the party granting the waiver, but the waiver or failure to insist upon strict compliance with the obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party to this Agreement, the consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.3.

     8.4 Survival. The respective representations, warranties, covenants and agreements of the Company and Parent contained in this Agreement or in any certificates or other documents delivered before or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time, except for those contained in Sections 1.7, 1.8, 1.9, 1.14, 5.3,
5.5 and 8.7 of this Agreement and this Section 8.4, which shall survive beyond the Effective Time.

     8.5 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at any other address for a party as shall be specified by like notice):

                    (i)  if to the Company, to:

                         Microware Systems Corporation
                         1500 NW 118th Street
                         Des Moines, IA  50325
                         Attention:  Mr. Kenneth B. Kaplan
                         Telecopy: (515) 327-5526

                         with a copy to:

                         D'Ancona & Pflaum LLC
                         111 E. Wacker Drive, Suite 2800
                         Chicago, IL  60601-4205
                         Attention:  Mr. Arthur Don
                         Telecopy:  (312) 602-3048

                    (ii) if to Parent or Purchaser, to:

                         RadiSys Corporation
                         5445 NE Dawson Creek Drive
                         Hillsboro, OR  97124
                         Attention:  Mr. Glenford J. Myers
                         Telecopy:  (503) 615-1114

                         with a copy to:

                         Stoel Rives LLP
                         900 SW Fifth Avenue, Suite 2600
                         Portland, Oregon 97204
                         Attention: John R. Thomas
                         Telecopy: (503) 220-2480

     8.6 Binding Effect; Assignment. This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement before the Effective Time without the prior written consent of the Company, in the case of a proposed assignment by Parent or Purchaser, or by Parent, in the case of a proposed assignment by the Company.

     8.7 Fees and Expenses.

     8.7.1 If the transactions contemplated by this Agreement, including the Offer and the Merger, close, Parent will pay, to a maximum of $750,000, all costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement, and all costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement in excess of $750,000 shall be paid by the Company. Except as provided in Sections 8.7.2, 8.7.3 or 8.7.4 of this Agreement, if the transactions contemplated by this Agreement, including the Offer and the Merger, do not close by September 30, 2001 all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring the costs or expenses.

     8.7.2 The Company agrees that, if this Agreement is terminated pursuant to

          (a) Section 7.1.4;

          (b) Section 7.1.8; or

          (c) Section 7.1.5 or 7.1.6 and, with respect to this clause (c), (A) at the time of the termination, there shall be outstanding a bona fide Company Takeover Proposal which has been made directly to the shareholders of the Company or has otherwise become publicly known or there shall be outstanding an announcement by any credible third party of a bona fide intention to make a Company Takeover Proposal (in each case whether or not conditional and whether or not the proposal shall have been rejected by the Board of Directors of the Company) or (B) a Company Takeover Proposal shall be publicly announced by the Company or any third party within 9 months following the date of the termination and the transaction shall at any time thereafter be completed on substantially the terms theretofore announced, then the Company shall pay to Parent the sum of $775,000. Any payment required by this Section 8.7.2 shall be made as promptly as practicable but in no event later than two business days following termination of this Agreement in the case of clause (a) above, upon termination of this Agreement in the case of clause (b) above and, in the case of clause (c) above, upon completion of the Company Takeover Proposal, and shall be made by wire transfer of immediately available funds to an account designated by Parent.

     8.7.3 The Company further agrees that if this Agreement is terminated pursuant to Section 7.1.3(a) of this Agreement,

          (a) the Company will pay to Parent, as promptly as practicable but in no event later than 2 business days following termination of this Agreement, the amount of all documented and reasonable costs and expenses incurred by Parent, Purchaser and their affiliates (including but not limited to fees and expenses of counsel, financial advisors and accountants) in connection with this Agreement or the transactions contemplated by this Agreement ("Parent Expenses"); and

          (b) if the Company completes a Company Takeover Proposal (whether or not solicited in violation of this Agreement) which is publicly announced within one year from the date of termination of this Agreement, the Company will pay to Parent the sum of $775,000, which payment shall be made not later than 2 business days following completion of the Company Takeover Proposal.

     8.7.4 The Company further agrees that if this Agreement is terminated pursuant to Section 7.1.3(b) of this Agreement, the Company will pay to Parent, as promptly as practicable but in no event later than 2 business days following termination of this Agreement, the Parent Expenses.

     8.8 Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the laws of, the State of Oregon, exclusive of choice of law provisions.

     8.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.10 Interpretation. The article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified in this Agreement, the term "affiliate," with respect to any person, shall mean and include any person controlling, controlled by or under common control with that person and (iii) the term "subsidiary" of any specified person shall mean any corporation 50% or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50% or more of the total equity interest of which, is directly or indirectly owned by the specified person.

     8.11 Entire Agreement.

This Agreement and the documents or instruments referred to in this Agreement including Annex I attached to this Agreement and the Company Disclosure Letter referred to in this Agreement, which Annex and Company Disclosure Letter are incorporated in this Agreement by reference, embody the entire agreement and understanding of the parties to this Agreement in respect of the subject matter contained in this Agreement. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings among the parties with respect to the subject matter of this Agreement. Notwithstanding the foregoing provisions of this Section 8.11, the Confidentiality Agreement shall remain in effect in accordance with its terms.

     8.12 Severability.

     8.12.1 In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, the provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of the provision be affected thereby in any other jurisdiction.

     8.12.2 Parent and the Company agree that the payments to Parent provided in
Section 8.7 of this Agreement are fair and reasonable in the circumstances, considering not only the consideration payable to the holders of Common Shares in the Offer and the Merger but also the outstanding funded indebtedness (including capital leases) of the Company and the Company Subsidiaries and Parent's anticipated costs, including lost opportunity costs, if the Offer and Merger are not completed. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that the amount of these payments exceeds the maximum amount permitted by law, then the amount of the payments shall be reduced to the maximum amount permitted by law in the circumstances, as determined by the court of competent jurisdiction.

     8.13 Specific Performance. The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which the party may be entitled under this Agreement, at law or in equity.

     8.14 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated by this Agreement shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party to this Agreement or the instrument or document or a successor or permitted assign of such a party; provided, however, that the parties to this Agreement specifically acknowledge that the provisions of Section 5.3 of this Agreement are intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties.

     8.15 Waiver of Jury Trial. Parent, Purchaser and the Company hereby irrevocably waive, to the fullest extent permitted by law, all rights to trial by jury in any action, proceeding, or counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement.

                            [Signature page follows.]

     In witness whereof, Parent, Purchaser and the Company have caused this Agreement and Plan of Merger to be signed and delivered by their respective duly authorized officers as of the date first above written.


                                         RadiSys Corporation



                                         By /s/ Glenford J. Myers
                                            ------------------------------------
                                            Glenford J. Myers
                                            Chief Executive Officer


                                         Drake Merger Sub, Inc.



                                         By /s/ Glenford J. Myers
                                            ------------------------------------
                                            Glenford J. Myers
                                            President


                                         Microware Systems Corporation



                                         By /s/ Kenneth B. Kaplan
                                            ------------------------------------
                                            Kenneth B. Kaplan
                                            Chief Executive Officer

                                     Annex I

     Conditions to the Offer. Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or, subject to Rule 14e-1(c) and any other applicable rules and regulations of the SEC, pay for and, subject to the same rules or regulations, may delay the acceptance for payment of any tendered Common Shares and, except as provided in this Agreement, amend or terminate the Offer as to any Common Shares not then paid for if:

     (1) the condition that Common Shares representing at least 90% of the total number of issued and outstanding Common Shares on a fully diluted basis, excluding shares of common stock issuable upon exercise of Company Options that are not exercisable before September 30, 2001, have been validly tendered and not withdrawn before the expiration of the Offer (the "Minimum Condition") has not been satisfied; or

     (2) immediately before acceptance for payment, (a) the transactions contemplated by the Buy-out Agreement have not been completed, and the Company Warrants and other derivative securities held by third parties have not been delivered to the Company for cancellation, as contemplated by the Buy-out Agreement, (b) all Consents (including without limitation Consents from Governmental Authorities or required under any Company Material Contract) required to be obtained by the Company for completion of the transactions contemplated by this Agreement, the obtaining of which Consents shall not require any payment by Parent, Purchaser or the Company to any third parties, shall not have been obtained, or (c) all Company Options under the Company's 1991 Stock Option Plan, 1992 Stock Option Plan, 1995 Stock Option Plan or any other stock option plan or agreement of the Company have not been terminated; or

     (3) at any time after the date of this Agreement and before the time of payment for any Common Shares, whether or not any Common Shares have previously been accepted for payment or paid for pursuant to the Offer, any of the following conditions exists:

          (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a Governmental Authority of competent jurisdiction or a Law shall have been promulgated, or enacted by a Governmental Authority of competent jurisdiction which in any case (i) restrains or prohibits the making or completion of the Offer or the completion of the Merger, (ii) prohibits or restricts the ownership or operation by Parent, or any of its affiliates or subsidiaries, of any portion of the Company's business or assets if it would substantially deprive Parent and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, or compels Parent, or any of its affiliates or subsidiaries, to dispose of or hold separate any portion of the Company's business or assets if it would substantially deprive Parent and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, (iii) imposes material limitations on the ability of Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Common Shares, including the right to vote Common Shares purchased by Purchaser pursuant to the Offer or the Merger on all matters properly presented to the shareholders of the Company, or (iv) imposes any material limitations on the ability of Parent and/or its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company; or

          (b) a Governmental Authority shall have instituted an action, or an action by a Governmental Authority shall be pending or threatened, seeking to restrain or prohibit the making or completion of the Offer or completion of the Merger, or to impose any other restriction, prohibition or limitation referred to in the foregoing paragraph (a); or

          (c) the Company or Parent terminates this Agreement in accordance with its terms; or

          (d) any of the following events occurs: (i) any general suspension of, or limitation on prices for, trading in the Common Shares on Nasdaq, (ii) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States or (iii) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening thereof; or

          (e) Parent and the Company agree that Purchaser shall amend the Offer, terminate the Offer or postpone the payment for Common Shares pursuant to the Offer; or

          (f) any of the representations and warranties made by the Company in this Agreement shall not have been true and correct when made, or shall have ceased to be true and correct before the Closing (other than representations and warranties made as of a specified date) unless, with respect to any representations or warranties not qualified by a "Material Adverse Effect," the inaccuracies under these representations and warranties, taken as a whole, could not reasonably be expected to result in a Material Adverse Effect on the Company, or the Company shall not have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under this Agreement; provided, however, that the breach or failure to perform is incapable of being cured or has not been cured within the lesser of (i) 5 days after the giving of written notice of the breach or failure to perform to the Company or (ii) the number of days between the date Parent becomes aware of the breach or failure to perform (on which date Parent shall provide written notice of the breach or failure to perform to the Company) and the then scheduled expiration date of the Offer; or

          (g) the Company's Board of Directors modifies or amends its recommendation of the Offer in any manner adverse to Parent or withdraws its recommendation of the Offer, or recommends acceptance of any Company Takeover Proposal or resolves to do any of the foregoing; or

          (h) (i) any corporation, entity or "group," as defined in Section 13(d)(3) of the Securities Exchange Act ("person/group"), other than Parent and Purchaser or any person/group listed in the Company's definitive proxy statement filed on August 21, 2000, acquires beneficial ownership of more than 10% of the outstanding Common Shares, or is granted any options or rights, conditional or otherwise, to acquire a total of more than 10% of the outstanding Common Shares and which, in each case, does not tender the Common Shares beneficially owned by it in the Offer; (ii) any new group is formed which beneficially owns more than 10% of the outstanding Common Shares and which does not tender the Common Shares beneficially owned by it in the Offer; or (iii) any person/group, other than Parent or one or more of its affiliates, enters into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any Common Shares or a merger, consolidation or other business combination with or involving the Company; or

          (i) any change, development, effect or circumstance occurs or is threatened that would reasonably be expected to have a Material Adverse Effect with respect to the Company; or

          (j) the Company commences a case under any chapter of Title XI of the United States Code or any similar law or regulation; or a petition under any chapter of Title XI of the United States Code or any similar law or regulation is filed against the Company which is not dismissed within 5 business days.

     The preceding conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to the condition and may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, the waiver of any right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     Should the Offer be terminated pursuant to the foregoing provisions, all tendered Common Shares not accepted for payment shall be promptly returned to the tendering shareholders.

                          Microware Systems Corporation

                         Special Meeting of Shareholders

                                 August 27, 2001
                                 8:00 a.m., PDT

     D'Ancona & Pflaum LLC, 111 East Wacker Drive, Suite 2800, Chicago, IL
60601

                                     [LOGO]
                   1500 NW 118th Street, Des Moines, IA 50325

                                      PROXY
                  --------------------------------------------

This Proxy is solicited by the board of directors for use at the special meeting on August 27, 2001.

The shares of stock you hold in your account or in a dividend account will be voted as you specify below.

If no choice is specified, the Proxy will be voted for the proposal.

By signing the proxy, you revoke all prior proxies and appoint Kenneth B. Kaplan, George E. Leonard, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the special meeting and all adjournments.

                      See reverse for voting instructions.

                               Please Detach Here

            The board of directors recommends a vote for the proposal

1. Proposal to approve the merger agreement and the merger / / FOR / / AGAINST / / ABSTAIN


This Proxy when properly executed will be voted as directed or, if no direction is given, will be voted for the proposal.

Address change? Mark box / /

Indicate changes below:                 Date
                                             --------------------------------

                                             --------------------------------

                                             --------------------------------
                                             Signature(s) in Box

Please sign exactly as your name(s) appear on your stock certificate. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.


                                     C-iii